EXHIBIT 99.3

RECAPITALIZATION AND DISTRIBUTION AGREEMENT
by and between
METLIFE, INC.
and
REINSURANCE GROUP OF AMERICA, INCORPORATED
dated as of June 1, 2008

RECAPITALIZATION AND DISTRIBUTION AGREEMENT
     This RECAPITALIZATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 1, 2008, is by and between MetLife, Inc., a Delaware corporation (“MetLife”), and Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”).
     WHEREAS, as of the close of business on the date of this Agreement, the authorized capital stock of RGA consists of 150,000,000 shares, of which 140,000,000 shares are common stock, par value $0.01 per share (“RGA Common Stock”), and 10,000,000 shares are preferred stock, par value $0.01 per share;
     WHEREAS, as of close of business on the date of this Agreement, there are outstanding 62,298,327 shares of RGA Common Stock, of which an aggregate of 32,243,539 shares of RGA Common Stock are held by MetLife and its Subsidiaries (as defined herein);
     WHEREAS, the parties desire to engage in a series of transactions involving (a) a recapitalization of RGA Common Stock (the “Recapitalization”), (b) a split-off by MetLife of the Exchange Shares (as defined herein) in exchange for common stock, par value $0.01 per share, of MetLife (“MetLife Common Stock”) (the “Split-Off”), and (c) if applicable, the Additional Divestiture Transactions (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in the Recapitalization, (a) the current articles of incorporation of RGA will be amended and restated in the form attached hereto as Exhibit A (the “Amended and Restated RGA Articles of Incorporation”), to, among other things, reclassify each outstanding share of RGA Common Stock as one share of RGA Class A Common Stock (as defined herein); and (b) immediately thereafter, General American Life Insurance Company, a Subsidiary of MetLife (“General American”) will exchange each outstanding share of RGA Class A Common Stock that it holds (other than the shares of RGA Class A Common Stock received in respect of the Recently Acquired Stock (as defined herein)) for one share of RGA Class B Common Stock (as defined herein), so that, after the Recapitalization and immediately prior to Spin-Off 1 (as defined herein), General American will own 3,000,000 shares of RGA Class A Common Stock and 29,243,539 shares of RGA Class B Common Stock (such shares of RGA Class B Common Stock, the “Exchange Shares”);
     WHEREAS, following Spin-Off 1 and Spin-Off 2 (as defined herein), MetLife will hold all of the Exchange Shares immediately prior to the Split-Off;
     WHEREAS, in the Split-Off, MetLife shall make an offer (the “Offer”) on the Commencement Date (as defined herein) to acquire MetLife Common Stock in exchange for all of the Exchange Shares;
     WHEREAS, if any Exchange Shares are not distributed in the Split-Off (the “Excess Shares”), then MetLife shall distribute the Excess Shares to its securityholders through one or more transactions (the “Additional Divestiture Transactions”) consisting only of: (a) possibly one or more public or private exchanges of Debt Securities for Excess Shares (the “Debt Exchanges”) and/or (b) possibly one or more additional split-off transactions (the

“Additional Split-Offs”), such that, after completion of the Additional Divestiture Transactions, MetLife shall no longer hold any of the Excess Shares (the “Divestiture”);
     WHEREAS, the Board of Directors of RGA, upon the recommendation of the RGA Special Committee (as defined herein), has determined that it is in the best interests of RGA and the RGA Shareholders (as defined herein) for RGA to engage in the Transactions (as defined herein) and, subject to the terms and conditions of this Agreement, has resolved to recommend that the RGA Shareholders approve the Transactions (including the Recapitalization) and adopt this Agreement and the Amended and Restated RGA Articles of Incorporation;
     WHEREAS, MetLife has received the IRS Ruling (as defined herein) (i) to the effect that the Divestiture will be, to the extent set forth therein, a tax-free distribution within the meaning of Section 355 of the Code (as defined herein) and (ii) regarding certain matters under Section 382 of the Code and the Treasury Regulations (as defined herein) promulgated thereunder; and
     WHEREAS, each of MetLife and RGA has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Transactions, and to set forth other agreements that will govern certain other matters following completion of the different stages of the Transactions.
     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:
     “2003 Registration Rights Agreement” shall have the meaning set forth in Section 7.15(l).
     “Acceptance Time” shall have the meaning set forth in Section 3.1(f); provided that solely for purposes of Section 4.2, Section 4.4 (and the respective Annexes as interpreted in accordance therewith), Section 5.7(f), Section 5.7(g), Section 6.7(f) and Section 6.7(g), “Acceptance Time” shall mean the time of acceptance for payment and exchange of the applicable Excess Shares with respect to any Public Debt Exchange or an Additional Split-Off, as applicable.
     “Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.
     “Additional Divestiture Date” shall mean the first anniversary of the Acceptance Time of the Split-Off.

     “Additional Divestiture Transactions” shall have the meaning set forth in the recitals.
     “Additional Split-Off Documents” shall mean the Form S-4 for an Additional Split-Off, including a prospectus to be used for the Additional Split-Off and such other documents as the parties mutually agree are necessary or appropriate to effect such Additional Split-Off.
     “Additional Split-Offs” shall have the meaning set forth in the recitals.
     “Affiliate” shall mean, when used with respect to a specified Person, another Person that controls, is controlled by, or is under common control with the Person specified; provided, however, that RGA and its Subsidiaries shall not be considered to be “Affiliates” of MetLife, and MetLife and its Subsidiaries (other than RGA and its Subsidiaries) shall not be considered to be “Affiliates” of RGA. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the preamble.
     “Alternative Meeting” shall have the meaning set forth in Section 7.2(c).
     “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person (other than RGA, MetLife or their respective Subsidiaries) relating to any (a) acquisition of assets of RGA and its Subsidiaries equal to 25% or more of RGA’s consolidated assets or to which 25% or more of RGA’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 25% or more of the outstanding RGA Common Stock (other than any acquisition by underwriters or initial purchasers in connection with the issuance of RGA Common Equity-Based Securities permitted under Section 7.14), (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the outstanding RGA Common Stock or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RGA; in each case, other than the Transactions.
     “Amended and Restated RGA Articles of Incorporation” shall have the meaning set forth in the recitals.
     “Amended and Restated RGA Bylaws” shall have the meaning set forth in Section 2.1.
     “Authorization” shall have the meaning set forth in Section 5.9.
     “Broker-Dealer Subsidiary” shall have the meaning set forth in Section 6.17.

     “Business Day” shall have the meaning given to such term under Rule 13e-4(a)(3) under the Exchange Act.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Commencement Date” shall mean the date on which the Offer shall be commenced within the meaning set forth in Rule 13e-4(a)(4) under the Exchange Act; provided that solely for purposes of Section 4.2, Section 4.4 and Section 7.1(b) (and the respective Annexes as interpreted in accordance therewith), “Commencement Date” shall mean the date on which the tender offer with respect to an Additional Split-Off is commenced within the meaning set forth in Rule 13e-4(a)(4) under the Exchange Act and the date on which the tender offer with respect to a Public Debt Exchange is first published, sent or given to MetLife securityholders, as applicable.
     “Comparison Date” shall have the meaning set forth in Section 3.2(a).
     “Contract” shall have the meaning set forth in Section 5.3(a).
     “Conversion” shall mean a conversion of the RGA Class B Common Stock into RGA Class A Common Stock pursuant to the Amended and Restated RGA Articles of Incorporation and applicable state law, or any other transaction (including a recapitalization, merger or otherwise) resulting in the unification of the RGA Class A Common Stock and the RGA Class B Common Stock into a single class of common stock of RGA or the conversion of the RGA Class B Common Stock into RGA Class A Common Stock.
     “Covered Persons” shall have the meaning set forth in Section 7.17.
     “D&O Insurance” shall have the meaning set forth in Section 7.17.
     “Debt Exchanges” shall have the meaning set forth in the recitals.
     “Debt Securities” shall mean outstanding debt instruments or securities issued by MetLife with an initial term of at least 10 years, including the 6.125% senior notes due December 2011, issued on November 27, 2001, the 5.375% senior notes due December 2012, issued on December 10, 2002, and the 5.00% senior notes due November 2013, issued on November 24, 2003.
     “Deloitte & Touche” shall mean Deloitte & Touche LLP.
     “Demand End Date” shall mean the later of the Additional Divestiture Date and the first anniversary of the completion of the Debt Exchange; provided, however, that, if the Debt Exchange has not been completed on or before the Additional Divestiture Date, the Demand End Date shall mean the first anniversary of the Additional Divestiture Date; and provided, further, that, if RGA shall exercise the RGA Registration Blackout Right on one or more occasions, then the Demand End Date shall be extended by a number of additional days equal to the sum of all days during the applicable Registration Blackout Periods.
     “Demand Notice” shall have the meaning set forth in Section 7.15(a).
     “Demand Registration” shall have the meaning set forth in Section 7.15(a).
     “Deposited Shares” shall have the meaning set forth in Section 2.3.
     “Determination Date” shall mean the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the 90th day following the Acceptance Time of the Split-Off.
     “Discretionary Delay” shall have the meaning set forth in Section 3.2(c).
     “Divestiture” shall have the meaning set forth in the recitals.
     “End Date” shall mean the earlier of (a) the first date following the Recapitalization on which MetLife no longer holds any of the Exchange Shares or (b) the Additional Divestiture Date.
     “Excess Shareholders” shall have the meaning set forth in Section 7.16.
     “Excess Shares” shall have the meaning set forth in the recitals.
     “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(a)(iii).
     “Exchange Shares” shall have the meaning set forth in the recitals.
     “Excluded Representations” shall mean the MetLife Excluded Representations together with the RGA Excluded Representations.
     “Expiration Time” shall have the meaning set forth in Section 3.1(e).
     “Form 8-A” shall mean a RGA registration statement on Form 8-A, including all amendments thereto, pursuant to which the RGA Class A Common Stock or the RGA Class B Common Stock, as applicable, shall be registered under the Exchange Act.
     “Form S-4” shall have the meaning set forth in Section 3.1(b); provided that for purposes of Articles V and VI, “Form S-4” shall mean the applicable registration statement on Form S-4 at the time that it becomes effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.

     “Frustrating Transactions” shall have the meaning set forth in Section 7.12(a).
     “GAAP” shall mean U.S. generally accepted accounting principles as in effect as of the date hereof.
     “General American” shall have the meaning set forth in the recitals.
     “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
     “HSR Act” shall have the meaning set forth in Section 5.4.
     “Indemnified Party” shall have the meaning set forth in Section 8.4(a).
     “Indemnifying Party” shall have the meaning set forth in Section 8.4(a).
     “Investment Advisor Subsidiary” shall have the meaning set forth in Section 6.17.
     “Investment Company Act” shall have the meaning set forth in Section 5.10.
     “IRS” shall mean the Internal Revenue Service.
     “IRS Ruling” shall mean the private letter ruling issued by the IRS, dated March 14, 2008, pursuant to the IRS Ruling Request.
     “IRS Ruling Request” shall mean the request for rulings submitted by MetLife and RGA to the IRS, dated September 11, 2007, including the exhibits attached thereto, and all other submissions, documents, materials or other information, submitted to the IRS in connection with such request for rulings.
     “Launch Delay” shall have the meaning set forth in Section 3.2(a).
     “Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, code, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
     “Liens” shall mean mortgages, pledges, hypothecations, liens, charges, claims, security interests, indentures, deeds of trust, charges, adverse claims, options, equitable interests, restrictions, easements, title defects, title retention agreements, voting trust agreements, or other encumbrance of any kind, including any restriction on the right to use, transfer, vote, receive income, sell or otherwise dispose of stock, other than any Lien created pursuant to this Agreement.

     “Lock-up Period” shall have the meaning set forth in Section 7.14(a).
     “Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and other professional fees and expenses in connection with any Action whether involving a third-party claim or any claim solely between the parties hereto), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies, in any such case, arising out of, attributable to or resulting from the Transactions.
     “Market Disruption Event” shall mean the occurrence or existence of any of the following events or sets of circumstances:
     (a) trading in securities generally on the NYSE, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the-counter market, or trading in any of MetLife Common Stock, RGA Common Stock or any Recapitalized Shares (or any options or futures contracts related to such securities) on any exchange or in the over-the-counter market, is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the SEC, by such exchange or market, or by any other regulatory body or Governmental Authority having jurisdiction;
     (b) a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;
     (c) there is such a material adverse change in general U.S. domestic or international economic, political or financial conditions, including as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States (in each case, as compared to conditions on the date hereof), so as to make it materially impracticable to proceed with the Offer (in the case of the Offer) or the acquisition of Debt Securities by the Participating Banks or the offer and sale of the RGA Class B Common Stock in connection with any Debt Exchange (in the case of a Private Debt Exchange); or
     (d) an event occurs and is continuing as a result of which the offering documents contemplated by this Agreement would contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and either (i) the public disclosure of that event at such time would have a material adverse effect on MetLife’s business or RGA’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the public disclosure of which would impede MetLife’s or RGA’s ability to consummate such transaction.
     “MetLife” shall have the meaning set forth in the preamble.

     “MetLife Approvals” shall have the meaning set forth in Section 6.16.
     “MetLife Blackout Right” shall have the meaning set forth in Section 3.1(a)(ii).
     “MetLife Common Stock” shall have the meaning set forth in the recitals.
     “MetLife Disclosure Documents” means each of the documents filed by MetLife with the SEC in connection with the applicable Transactions, including pursuant to Rule 165 or Rule 425 of the Securities Act, and any other documents filed by MetLife with the SEC and incorporated into the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and/or the Additional Split-Off Documents.
     “MetLife Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article VI.
     “MetLife Excluded Representations” shall have the meaning set forth in the first paragraph of Article VI.
     “MetLife Filings” shall have the meaning set forth in Section 6.21.
     “MetLife Holding Subsidiary” shall have the meaning set forth in Section 6.5.
     “MetLife Indemnified Documents” means each Form S-4, S-4 Prospectus, Proxy Statement/Prospectus, Split-Off Document, Split-Off Prospectus, Additional Split-Off Document, Public Debt Exchange Document, MetLife Disclosure Document, and any amendment or supplement thereto, including any document filed or required to be filed by RGA in connection with the Transactions pursuant to Rule 165 or Rule 425 of the Securities Act.
     “MetLife Indemnified Parties” shall have the meaning set forth in Section 8.2.
     “MetLife Insurance Subsidiary” means each Significant Subsidiary of MetLife that is required to be organized or licensed as an insurance company in its jurisdiction of incorporation.
     “MetLife Material Adverse Effect” shall mean any change, effect, event, occurrence or development that, individually or in the aggregate, is resulting, has resulted, or would reasonably be expected to result in a material adverse effect on the business, financial condition, equity reserves, surplus or results of operations of MetLife and its Subsidiaries, taken as a whole, or on the ability of MetLife to perform its obligations under this Agreement or to consummate the Recapitalization and the Split-Off by the Termination Date.

     “MetLife Required Consents” shall have the meaning set forth in Section 6.4.
     “MetLife Stockholders” shall mean holders of MetLife Common Stock.
     “MetLife Superior Proposal” shall mean a bona fide written Alternative Proposal by the Person described on Section 1.1(b) of the MetLife Disclosure Schedule for 90% or more of the RGA Common Stock held by MetLife and its Subsidiaries (including such an Alternative Proposal that is part of an Alternative Proposal for 50% or more of the outstanding RGA Common Stock) on terms that the Board of Directors of MetLife determines in good faith, after consultation with MetLife’s financial and outside legal advisors, is more favorable to MetLife than the Transactions.
     “MetLife Tax Certificates” shall mean the certificates of an officer of MetLife, dated as of the Closing Date, provided to Wachtell, Lipton, Rosen & Katz in connection with the Tax Opinion, substantially in the form attached to the MetLife Disclosure Schedule.
     “MGBCL” shall mean the General and Business Corporation Law of the State of Missouri.
     “Minimum Condition” shall mean a number of shares of MetLife Common Stock that results in the distribution of no less than 90% of the Exchange Shares in the Split-Off, unless RGA shall consent to a lower Minimum Condition.
     “NYSE” shall mean the New York Stock Exchange.
     “Offer” shall have the meaning set forth in the recitals; provided that solely for purposes of Section 4.2, Section 4.4 and Section 7.1(b) (and the respective Annexes as interpreted in accordance therewith), “Offer” shall mean the offer with respect to a Public Debt Exchange or an Additional Split-Off, as applicable.
     “Participating Banks” shall mean such investment banks that engage in any Debt Exchange with MetLife.
     “Person” shall mean any natural person, corporation, partnership, limited liability company, business trust, joint venture, association, company, other entity or government, or any agency or political subdivision thereof.
     “Piggyback Registration” shall have the meaning set forth in Section 7.15(d).
     “Private Debt Exchange” shall have the meaning set forth in Section 4.2(a).
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 3.1(b); provided that, for purposes of Articles V and VI, “Proxy Statement/Prospectus” shall mean the proxy statement/prospectus contained in the applicable Form S-4 at the time it is declared effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.
     “Public Debt Exchange” shall have the meaning set forth in Section 4.2(a).
     “Public Debt Exchange Documents” shall mean the Form S-4 for a Public Debt Exchange, including a prospectus to be used for the Public Debt Exchange and such other documents as the parties mutually agree are necessary or appropriate to effect such Public Debt Exchange.
     “Recapitalization” shall have the meaning set forth in the recitals.
     “Recapitalized Shares” shall mean the RGA Class A Common Stock and the RGA Class B Common Stock.
     “Recently Acquired Stock” shall mean the 3,000,000 shares of RGA Common Stock that were acquired by MetLife or any of its Subsidiaries in the fourth quarter of 2003, and, after the Recapitalization, the 3,000,000 shares of RGA Class A Common Stock into which such shares shall have been reclassified.
     “Registrable Securities” shall have the meaning set forth in Section 7.15(a).
     “Registration Blackout Period” shall have the meaning set forth in Section 7.15(c).
     “Registration Expenses” shall have the meaning set forth in Section 7.15(k).
     “Remaining RGA Stock” shall mean, as of any time, any Exchange Shares continued to be held by MetLife or any of its Subsidiaries as of such time.
     “Representatives” shall have the meaning set forth in Section 7.2(a).
     “Required Consents” shall mean both the RGA Required Consents and the MetLife Required Consents.
     “Restraint” shall mean any Law, temporary restraining order, preliminary or permanent injunction, judgment or ruling enacted, promulgated, issued or entered by any Governmental Authority.
     “RGA” shall have the meaning set forth in the preamble.
     “RGA Adverse Recommendation Change” shall have the meaning set forth in Section 7.2(b).
     “RGA Approvals” shall have the meaning set forth in Section 5.15.

     “RGA Blackout Right” shall have the meaning set forth in Section 3.1(a)(ii).
     “RGA Board Recommendation” shall have the meaning set forth in Section 5.2(b).
     “RGA Class A Common Stock” shall mean the Class A common stock of RGA, including any related preferred stock purchase rights, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the Amended and Restated RGA Articles of Incorporation, as it may be amended from time to time (it being understood that if RGA Class A Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of the Conversion, merger, consolidation or otherwise), each reference to RGA Class A Common Stock in this Agreement shall refer to such other security into which the RGA Class A Common Stock was reclassified, exchanged or converted.
     “RGA Class B Common Stock” shall mean the Class B common stock of RGA, including any related preferred stock purchase rights, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the Amended and Restated RGA Articles of Incorporation, as it may be amended from time to time (it being understood that if RGA Class B Common Stock, as a class, shall be reclassified, exchanged or converted into another security (including as a result of the Conversion, merger, consolidation or otherwise), each reference to RGA Class B Common Stock in this Agreement shall refer to such other security into which the RGA Class B Common Stock was reclassified, exchanged or converted).
     “RGA Common Equity-Based Securities” shall have the meaning set forth in Section 7.14(a).
     “RGA Common Stock” shall have the meaning set forth in the recitals and shall mean, after the Recapitalization, the Recapitalized Shares.
     “RGA Disclosure Documents” means each of the documents filed by RGA with the SEC in connection with the applicable Transactions, including pursuant to Rule 165 or Rule 425 of the Securities Act, and any other documents filed by RGA with the SEC and incorporated into the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and/or the Additional Split-Off Documents.
     “RGA Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article V.
     “RGA Excluded Representations” shall have the meaning set forth in the first paragraph of Article V.
     “RGA Filings” shall have the meaning set forth in Section 5.18.

     “RGA Indemnified Documents” means each Form S-4, S-4 Prospectus, Proxy Statement/Prospectus, Split-Off Document, Split-Off Prospectus, Additional Split-Off Document, Public Debt Exchange Document, RGA Disclosure Document, and any amendment or supplement thereto, including any document filed or required to be filed by MetLife in connection with the Transactions pursuant to Rule 165 or Rule 425 of the Securities Act.
     “RGA Indemnified Parties” shall have the meaning set forth in Section 8.3.
     “RGA Insurance Subsidiary” shall mean each Significant Subsidiary of RGA that is required to be organized or licensed as an insurance company in its jurisdiction of incorporation.
     “RGA Material Adverse Effect” shall mean any change, effect, event, occurrence or development that, individually or in the aggregate, is resulting, has resulted, or would reasonably be expected to result in a material adverse effect on the business, financial condition, equity reserves, surplus or results of operations of RGA and its Subsidiaries, taken as a whole, or on the ability of RGA to perform its obligations under this Agreement or to consummate the Recapitalization and the Split-Off by the Termination Date.
     “RGA Registration Blackout Right” shall have the meaning set forth in Section 7.15(c).
     “RGA Reimbursable Expenses” shall have the meaning set forth in Section 10.3 (b).
     “RGA Required Consents” shall have the meaning set forth in Section 5.4.
     “RGA Section 355 Taxes” shall have the meaning set forth in Section 8.2(d).
     “RGA Shareholder Approval” shall have the meaning set forth in Section 5.2(c).
     “RGA Shareholders” shall mean the holders of RGA Common Stock.
     “RGA Shareholders Meeting” shall have the meaning set forth in Section 7.3.
     “RGA Special Committee” shall mean the special committee of the Board of Directors of RGA established to consider and approve this Agreement and the Transactions and related matters, or any successor committee established by the RGA Board of Directors and designated for such purpose.

     “RGA Tax Certificate” shall mean the certificate of an officer of RGA dated as of the Closing Date, provided to Wachtell, Lipton, Rosen & Katz in connection with the Tax Opinion, substantially in the form attached to the RGA Disclosure Schedule.
     “S-4 Prospectuses” shall have the meaning set forth in Section 3.1(b); provided that for purposes of Articles V and VI, “S-4 Prospectus” shall mean the Split-Off Prospectus, together with the Proxy Statement/Prospectus, in each case as defined in this Article I.
     “Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.12.
     “Schedule TO” shall have the meaning set forth in Section 3.1(c).
     “SEC” shall mean the U.S. Securities and Exchange Commission.
     “Section 355-Related Proceeding” shall have the meaning set forth in Section 8.5(a).
     “Section 355 Taxes” shall mean (i) Taxes imposed on MetLife or any of its Subsidiaries as a result of the failure of (a) Spin-Off 1, (b) Spin-Off 2 or (c) the Split-Off and any Additional Divestiture Transaction, taken together, to qualify for Tax-Free Status (together with reasonable costs and expenses related thereto) and (ii) Losses resulting from any claim, allegation, lawsuit, action or proceeding brought by MetLife Stockholders that exchange shares of MetLife Common Stock for shares of RGA Class B Common Stock pursuant to the Split-Off or any Additional Split-Off that arises out of the Split-Off and any Additional Divestiture Transaction failing to qualify for Tax-Free Status.
     “Section 382 Shareholder Rights Plan” shall mean a shareholder rights plan of RGA substantially in the form attached as Exhibit C, as it may be amended or replaced to reflect the Recapitalized Shares.
     “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shelf Registration Statement” means a registration statement of RGA on Form S-3 or any other appropriate form under the Securities Act including any prospectus included therein, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement, for an offering to be made on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (or similar provisions then in effect) that (a) covers all or any part of Registrable Securities pursuant to the provisions of this Agreement, and (b) sets forth a plan of distribution as determined by MetLife in accordance with Section 7.15(b).
     “Significant Subsidiary” shall mean a Subsidiary of a Person that is a “significant subsidiary” (as defined in Rule 405 under the Securities Act) of such Person.

     “Spin-Off 1” shall have the meaning set forth in the IRS Ruling Request.
     “Spin-Off 2” shall have the meaning set forth in the IRS Ruling Request.
     “Split-Off” shall have the meaning set forth in the recitals.
     “Split-Off Conditions” shall mean the conditions set forth in Annex C.
     “Split-Off Documents” shall have the meaning set forth in Section 3.1(c).
     “Split-Off Prospectus” shall have the meaning set forth in Section 3.1(b); provided that, for purposes of Articles V and VI, “Split-Off Prospectus” shall mean the split-off prospectus included in the applicable Form S-4 at the time it is declared effective, as amended, updated, modified, supplemented or superseded, including any information deemed included therein pursuant to Rule 424 or Rule 430C under the Securities Act.
     “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) or (ii) is a general partner or an entity performing similar functions; provided, however, that, unless the context otherwise requires, RGA and its Subsidiaries shall not be considered to be “Subsidiaries” of MetLife or any of its Subsidiaries.
     “Supplemental IRS Ruling” shall mean any private letter ruling issued by the IRS pursuant to any Supplemental IRS Ruling Request.
     “Supplemental IRS Ruling One” shall have the meaning set forth in Section 7.13(d).
     “Supplemental IRS Ruling Request” shall mean any supplemental request for rulings, submitted to the IRS following the issuance of the IRS Ruling, relating to the Transactions.
     “Supplemental IRS Ruling Two” shall have the meaning set forth in Section 7.13(d).
     “Tax” or “Taxes” shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts attributable to any such tax.

     “Tax-Free Status” shall mean the qualification of each of (a) Spin-Off 1, (b) Spin-Off 2, and (c) the Split-Off and any Additional Divestiture Transaction, taken together, as (x) a transaction in which MetLife, MetLife’s Subsidiaries, MetLife Stockholders and MetLife’s securityholders recognize no income or gain under Section 355 of the Code (and similar provisions of state or local law), (y) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d) and 355(e) (and similar provisions of state or local law), and (z) a transaction to which Sections 355(f) and 355(g) of the Code (and similar provisions of state or local law) do not apply.
     “Tax Opinion” shall mean the written opinion of Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, regarding certain U.S. federal income tax consequences of the Split-Off, any Additional Divestiture Transaction and the other Transactions, the form of which such written opinion shall be delivered by MetLife to RGA no later than ten (10) days following the date of this Agreement.
     “Termination Date” shall have the meaning set forth in Section 9.1(b)(i).
     “Testing Date” shall mean (a) each of the two Business Days immediately prior to the commencement of a Window Period, and (b) each Business Day within a Window Period that is at least 23 Business Days prior to the end of such Window Period.
     “Third-Party Claim” shall have the meaning set forth in Section 8.4(b).
     “Threshold Amount” shall have the meaning set forth in Section 7.16.
     “Transactions” shall mean the transactions contemplated by this Agreement, including the Recapitalization, the Split-Off and, if applicable, any Additional Divestiture Transaction.
     “Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “VWAP” of a security shall mean the volume weighted average price of such security on the NYSE.
     “Window Period” shall mean the customary trading windows established by MetLife following the announcement of its earnings for each fiscal quarter; provided that each Window Period shall be open for at least 25 Business Days, and, subject to the MetLife Blackout Right and the RGA Blackout Right, there shall be at least one Window Period for each fiscal quarter of MetLife. The Window Periods expected by MetLife as of the date hereof for the 2008 and 2009 calendar years are set forth in Section 1.1(c) of the MetLife Disclosure Schedule.

     Section 1.2 References; Interpretation.
     (a) When a reference is made in this Agreement to an Article, a Section, Annex, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Annex, Exhibit or RGA Disclosure Schedule or MetLife Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     (b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
THE RECAPITALIZATION
     Section 2.1 The Recapitalization. Provided that this Agreement shall not have been terminated in accordance with Article IX, upon the satisfaction or waiver of the conditions set forth in Annex B, RGA and MetLife will effect the Recapitalization as follows: (a) RGA will file the Amended and Restated RGA Articles of Incorporation with the Office of the Secretary of State, State of Missouri; (b) each share of RGA Common Stock will be reclassified as one share of RGA Class A Common Stock pursuant to the Amended and Restated RGA Articles of Incorporation; (c) immediately thereafter, each share of RGA Class A Common Stock held by MetLife and its Subsidiaries (other than the shares of RGA Class A Common Stock received by MetLife and its Subsidiaries in respect of the Recently Acquired Stock) will be exchanged for one share of RGA Class B Common Stock; and (d) the Board of Directors of RGA will adopt amended and restated bylaws of RGA, in substantially the form attached hereto as Exhibit B (the “Amended and Restated RGA Bylaws”).
     Section 2.2 Closing Date. The Recapitalization shall occur on the same day as, and immediately prior to, the Acceptance Time, and the parties agree that they shall cause the Amended and Restated RGA Articles of Incorporation to become effective under the

MGBCL as of such time. The date on which the Recapitalization shall occur shall be the “Closing Date.”
     Section 2.3 Exchange of Certificates. On or prior to the Closing Date, MetLife shall deposit, or shall cause to be deposited, with RGA the certificate or certificates representing the shares of RGA Common Stock, other than shares of Recently Acquired Stock, beneficially owned by MetLife as of the Closing Date (the “Deposited Shares”). On the Closing Date, RGA shall cancel such deposited certificate or certificates and issue to MetLife a new certificate or certificates representing the aggregate number of shares of RGA Class B Common Stock beneficially owned by MetLife as of the Closing Date, which shall be equal to the number of Deposited Shares.
ARTICLE III
THE SPLIT-OFF
     Section 3.1 The Split-Off.
     (a) The parties agree that the Split-Off shall be conducted as follows:
     (i) MetLife shall commence (within the meaning of Rule 13e-4(a)(4) under the Exchange Act) the Offer, at such time as MetLife shall determine; provided that:
     (A) the Offer shall be commenced only after the conditions set forth in Annex A shall have been satisfied or waived;
     (B) once the conditions set forth in Annex A shall have been satisfied or waived, and subject to the MetLife Blackout Right and the RGA Blackout Right under Section 3.1(a)(ii) and the Launch Delay Right under Section 3.2(a) and the Discretionary Delay Rights under Section 3.2(c), the Offer shall be commenced no later than the first Window Period for which there shall be at least 25 Business Days between (1) the first date on which both the conditions in clause I.(a) and clause I.(b) of Annex A shall have been satisfied or waived and (2) the last date of such Window Period (it being understood that MetLife shall have discretion to commence the Offer at any time during such Window Period so long as the Offer shall be completed during such Window Period); and
     (C) the Offer shall be open for at least 5 Business Days following the RGA Shareholders Meeting (it being understood that, to the extent that there is sufficient time within the Window Period during which the Offer is commenced to leave the Offer open for more than 5 Business Days following the RGA Shareholders Meeting, the parties will use commercially reasonable efforts to do so, for up to a total of 10 Business Days following the RGA Shareholders Meeting); provided that MetLife and RGA shall cooperate to schedule the Offer and the RGA Shareholders Meeting to comply with Section 7.3 and this Section 3.1(a)(i)(C).

Notwithstanding the foregoing sentence, MetLife shall not be obligated to commence the Offer until such time as MetLife is reasonably satisfied that the Required Consents can be obtained prior to the completion of such Offer; provided that MetLife shall comply with Rule 14e-8 under the Exchange Act.
     (ii) If MetLife shall determine that commencing or completing the Offer during any Window Period will (A) have a material detrimental effect, as reasonably determined in good faith by the Board of Directors of MetLife, on the completion of a transaction then being negotiated or a plan then being considered by the Board of Directors of MetLife, in each case unrelated to the Transactions, that would, if completed, be material to MetLife and its Subsidiaries taken as a whole at the time the right to delay the Offer is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (B) involve initial or continuing disclosure obligations that are not in the best interests of the MetLife Stockholders, as reasonably determined in good faith by the Board of Directors of MetLife, then upon advance written notice by MetLife to RGA, MetLife may from time to time exercise a right to delay the commencement of the Offer (the “MetLife Blackout Right”) until the earliest reasonably practicable date after MetLife’s reasons for delaying the commencement of the Offer are no longer applicable. Further, if RGA shall determine that commencing or completing the Offer during any Window Period will (1) have a material detrimental effect, as reasonably determined in good faith by the RGA Special Committee or the Board of Directors of RGA, on the completion of a transaction then being negotiated or a plan then being considered by the RGA Special Committee or the Board of Directors of RGA, in each case, unrelated to the Transactions, that would, if completed, be material to RGA and its Subsidiaries taken as a whole at the time the right to delay the Offer is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (2) involve initial or continuing disclosure obligations that are not in the best interests of the RGA Shareholders, as reasonably determined in good faith by the RGA Special Committee or the Board of Directors of RGA, then upon the advance written notice by RGA to MetLife from time to time to delay the commencement of the Offer, MetLife shall not commence the Offer (the “RGA Blackout Right”) until the earliest reasonably practicable date in a Window Period (unless the parties agree otherwise) after RGA’s reasons for delaying the commencement of the Offer are no longer applicable.
     (iii) In the Offer, MetLife shall offer all of the Exchange Shares to the MetLife Stockholders in exchange for MetLife Common Stock, at an exchange ratio determined by MetLife (the “Exchange Ratio”); provided that MetLife shall determine an Exchange Ratio that it believes in good faith, after consultation with its financial advisors, is reasonably likely to result in the Minimum Condition being satisfied in the then-current Window Period. Without the prior written consent of RGA, MetLife shall not impose conditions to the completion of the Split-Off in addition to the Split-Off Conditions and shall not waive the Minimum Condition; provided that MetLife expressly reserves the right to amend the Exchange Ratio from time to time and to decrease the Minimum

Condition so long as the number results in the distribution of no less than 90% of the Exchange Shares in the Split-Off, unless RGA shall consent to a lower Minimum Condition; provided, further, that MetLife believes in good faith, after consultation with its financial advisors, that such amended Exchange Ratio is reasonably likely to result in the Minimum Condition, as it may be decreased pursuant to this Section 3.1(a)(iii), being satisfied.
     (b) As promptly as practicable after the date of this Agreement, MetLife and RGA shall jointly prepare, and RGA shall file with the SEC, one or more registration statements on Form S-4 (the “Form S-4”) to register under the Securities Act the offer and sale of the RGA Class A Common Stock and the RGA Class B Common Stock to be issued in the Recapitalization and the Exchange Shares to be offered in the Split-Off. The Form S-4 will include (i) a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for the RGA Shareholders Meeting to obtain the RGA Shareholder Approval; and (ii) a prospectus to be used as a prospectus sent to the MetLife Stockholders for the Split-Off (the “Split-Off Prospectus” and together with the Proxy Statement/Prospectus, the “S-4 Prospectuses”); provided that RGA and MetLife may mutually agree to file the S-4 Prospectuses as part of one registration statement or as parts of separate registration statements on Form S-4. Following the filing of the Form S-4, RGA shall use reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as promptly as practicable, subject to any delay caused by any customary securities blackout period of RGA. Following the effectiveness of the Form S-4, RGA shall use its reasonable best efforts, after consultation with MetLife and its advisors, to cause the Proxy Statement/Prospectus to be mailed to the holders of RGA Common Stock entitled to vote at the RGA Shareholders Meeting for the purpose of obtaining the RGA Shareholder Approval.
     (c) On the Commencement Date, MetLife shall file with the SEC a tender offer statement on Schedule TO (the “Schedule TO”) with respect to the Offer, which Schedule TO shall include the Split-Off Prospectus, a form of transmittal letter, a form of notice of guaranteed delivery and other customary materials (together with any supplements and amendments thereto, the “Split-Off Documents”) and shall cause the Split-Off Documents to be disseminated to the MetLife Stockholders. At all times, the parties shall conduct and complete the Transactions in accordance with the applicable securities Laws.
     (d) The parties agree as follows:
     (i) The parties shall take all steps necessary for the Form S-4, the S-4 Prospectuses, the Split-Off Documents and any filing under Rule 425 or 165 under the Securities Act relating to the Transactions to be timely filed with the SEC, to comply in all material respects with the Securities Act and the Exchange Act, as applicable, and not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by any party with respect to statements or omissions based on information supplied by, or on behalf of, the other party for inclusion or incorporation by reference therein. Each party agrees promptly to correct any information provided by it for use in the Form S-4, the S-4 Prospectuses or the Split-Off Documents if and to the extent that any such information shall have become false or misleading in any material respect, and each party agrees to take all steps necessary to cause the Form S-4, the S-4 Prospectuses and the Split-Off Documents as so corrected to be timely filed with the SEC and disseminated to the MetLife Stockholders or RGA Shareholders, as the case may be, to the extent required by applicable Law. Each party shall furnish promptly to the other party all information concerning such party that is required or reasonably requested by the other party in connection with the obligations contained in this Section 3.1, relating to the Form S-4, the S-4 Prospectuses and the Split-Off Documents.
     (ii) Each party and its counsel shall be given a reasonable opportunity to review and comment on the Form S-4, the S-4 Prospectuses, the Split-Off Documents and, to the extent practicable, any filing under Rule 425 or 165 under the Securities Act relating to the Transactions, in each case and each time, sufficiently in advance of any such document being filed with the SEC, and each party shall give reasonable and good-faith consideration to any comments made by the other party and its counsel. Each party shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4, the S-4 Prospectuses or the Split-Off Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with such party or its counsel in any discussions or meetings with the SEC.
     (e) Subject to the terms and conditions set forth in the Split-Off Documents, the Offer shall remain open until at least midnight, New York City time, at the end of the 20th Business Day after the Commencement Date (the “Expiration Time”), unless MetLife shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the proviso to this sentence or as may be required by applicable Law, in which event the term “Expiration Time” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that MetLife may, without the consent of RGA and so long as the Offer shall be accepted and completed during a Window Period unless the parties agree otherwise, (i) extend the Offer for one or more periods of not more than 10 Business Days per extension if, at the scheduled Expiration Time, any of the Split-Off Conditions shall not have been satisfied or waived (or, in the case of clause (d) and clause (i) to Annex C, such conditions are not ready and able to be satisfied at or prior to the Expiration Time), (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, (iii) to the extent required by Law, extend the Offer by up to three Business Days if the limit determined by MetLife on the number of RGA Class B Common Stock that can be received for each share of MetLife Common Stock in the Offer is reached, or (iv) extend the Offer if a Market Disruption Event occurs during any day on which the price of MetLife Common Stock or RGA Common Stock shall be used to determine the exchange ratio for the Offer. Notwithstanding the foregoing, MetLife may extend the Offer without the consent of RGA for up to an aggregate of 10 Business Days for any reason, subject to applicable securities Laws, only so long as the Offer shall be accepted and completed during the Window Period in which the Offer is commenced, and the parties agree that the Expiration Time shall be scheduled in a manner so that the Transactions comply with applicable Laws. In the event that applicable securities Laws require extension of the Offer such that the Offer cannot be accepted and completed during the Window Period in which the Offer is commenced, and RGA or MetLife shall reasonably determine that keeping the Offer open until the next Window Period would create an undue disclosure burden on either RGA or MetLife, then, at the request of RGA or MetLife, MetLife shall terminate the Offer and re-commence the Offer as soon as practicable in compliance with Law and subject to the satisfaction of the conditions set forth in Section 3.1(a)(i).
     (f) Subject to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Split-Off Conditions, MetLife shall, as soon as practicable after the Expiration Time and during a Window Period (but in no event more than one Business Day following the Expiration Time), accept for payment and exchange Exchange Shares in an amount based on the Exchange Ratio for all shares of MetLife Common Stock that have been validly tendered and not withdrawn pursuant to the Offer (the time of acceptance for payment and exchange, the “Acceptance Time”).
     (g) MetLife shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Split-Off and any Additional Divestiture Transaction any such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.
     (h) Notwithstanding any other provision of this Agreement, no fractional shares of RGA Class B Common Stock will be exchanged in the Split-Off. Any tendering MetLife Stockholder who otherwise would be entitled to receive a fractional share of RGA Class B Common Stock in the Split-Off shall instead receive a cash payment from MetLife or its agent representing such holder’s proportionate interest in the net proceeds from the sale on the NYSE for the account of the tendering MetLife Stockholders of the aggregate fractional shares of RGA Class B Common Stock that the tendering MetLife Stockholders otherwise would have received. Any such sale shall be made as promptly as practicable after the Acceptance Time in compliance with applicable Law by an agent designated by MetLife. In no event will interest be paid on the cash to be received in lieu of any fraction of a share of RGA Class B Common Stock.
     Section 3.2 Delay Right.
     (a) Following the satisfaction or waiver of the conditions set forth in Annex A, MetLife has a right to delay commencement of the Offer (a “Launch Delay”) if the VWAP of RGA Common Stock for the 10-trading-day period ending on the second trading day prior to the proposed Commencement Date is less than 75% of the closing price of RGA Common Stock on the NYSE on the date prior to the announcement of the entry into this Agreement (the “Comparison Date”).

     (b) MetLife may continue any Launch Delay until the second Business Day following the first Testing Date on which the VWAP of RGA Common Stock for the 10-trading-day period ending on such Testing Date is 75% or more than the closing price of RGA Common Stock on the NYSE on the Comparison Date (it being understood that, once the Launch Delay shall expire, MetLife shall commence the Offer (subject to the RGA Blackout Right, the MetLife Blackout Right and the Discretionary Delay) on any Business Day that is 21 or more Business Days prior to the end of the first Window Period for which at least 21 Business Days remain), and, subject to compliance with applicable Laws, shall complete the Offer during such Window Period.
     (c) In addition to MetLife’s right to delay commencement of the Offer pursuant to a Launch Delay, MetLife shall have the right to delay to the extent permitted by Law, with respect to not more than three Window Periods, commencement of the Offer for any reason beyond the date on which it would otherwise be required to commence an Offer pursuant to Section 3.1(a)(i) (each such delay with respect to a Window Period, a “Discretionary Delay”). If MetLife shall exercise a Discretionary Delay, MetLife shall commence the Offer (subject to the RGA Blackout Right, the MetLife Blackout Right, a Launch Delay and any remaining Discretionary Delay) on any Business Day that is 21 or more Business Days prior to the end of the first Window Period for which at least 21 Business Days remain), and, subject to compliance with applicable Laws, shall complete the Offer during such Window Period.
ARTICLE IV
ADDITIONAL DIVESTITURE TRANSACTIONS
     Section 4.1 Generally.
     (a) If there are any Excess Shares following the completion of the Split-Off, MetLife shall engage in one or more Additional Divestiture Transactions, which MetLife shall complete no later than the Additional Divestiture Date (notwithstanding any other provision of this Agreement), such that, after completion of the Additional Divestiture Transactions, MetLife shall no longer hold any of the Excess Shares. MetLife agrees that it shall use reasonable best efforts to commence the Additional Divestiture Transactions immediately following the Split-Off to the extent practicable and, in the case of a Debt Exchange, subject to any time that any Participating Banks may need to acquire Debt Securities and hold such Debt Securities before any Private Debt Exchange; provided that the foregoing shall not require MetLife to effect any Additional Divestiture Transaction on a day during which there is a Market Disruption Event.
     (b) The parties agree that the sum of (i) the shares of RGA Class B Common Stock distributed by MetLife to MetLife Stockholders pursuant to the Split-Off, and (ii) the shares of RGA Class B Common Stock distributed by MetLife pursuant to the Additional Divestiture Transactions, shall equal the total number of Exchange Shares (it being understood that in no event shall MetLife sell, transfer, assign, pledge (unless the pledge does not require the transfer of Exchange Shares, including upon default of the underlying pledged obligation, and does not involve the transfer of voting power over the pledged shares) or otherwise dispose of any Exchange Shares to the MetLife Stockholders (including as a stock dividend) or to any third party, except pursuant to the Split-Off and the Additional Divestiture Transactions).
     Section 4.2 Debt Exchanges.
     (a) If MetLife decides to engage in any Debt Exchange, MetLife shall acquire Debt Securities in exchange for some or all of any Excess Shares prior to the Additional Divestiture Date. Any Debt Exchange may be effected as either: (1) a private exchange (a “Private Debt Exchange”) with one or more Participating Banks, pursuant to which such Participating Banks shall exchange Debt Securities with MetLife for Excess Shares in a transaction that is not required to be registered under the Securities Act; or (2) a public exchange (a “Public Debt Exchange”) that is registered under the Securities Act, pursuant to which the offerees of such Public Debt Exchange shall exchange Debt Securities with MetLife for Excess Shares.
     (b) MetLife shall (i) consummate any Debt Exchange (whether a Private Debt Exchange or a Public Debt Exchange) in accordance with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and with applicable securities Laws, (ii) consult in advance with RGA regarding the terms, structure and legal documents relating to any such Debt Exchange, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and applicable securities Laws, and (iii) obtain RGA’s prior consent to any documentation relating to any such Debt Exchange to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation), which consent shall not be unreasonably withheld or delayed. Prior to the completion of any Private Debt Exchange, MetLife shall deliver to RGA (at MetLife’s expense) a reasoned opinion of outside counsel, as to which the outside counsel and opinion shall be reasonably satisfactory to RGA, that the Private Debt Exchange is exempt from registration under the Securities Act. If a Public Debt Exchange is undertaken, the provisions of Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(h) shall extend to the Public Debt Exchange as if the Public Debt Exchange were the Split-Off, with such appropriate modifications in the particular context.
     (c) The only conditions to commencing a Public Debt Exchange shall be the conditions set forth in Annex A; provided that (i) each reference to the Form S-4 in Annex A shall refer to the Form S-4 for the Public Debt Exchange; (ii) each reference to the Split-Off shall refer to the Public Debt Exchange; (iii) each condition relating to the Recapitalization (other than those in clause I.(a) of Annex A) shall be omitted, and the first paragraph of Sections I., II. and III. of Annex A shall refer to Article IV of this Agreement instead of Article III of this Agreement; (iv) each reference to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Public Debt Exchange; and (v) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to commencing a Public Debt Exchange unless such breach is curable under applicable Law (including by delaying commencement and amending or supplementing the Form S-4, Public Debt Exchange

Documents, and/or any related MetLife Disclosure Documents or RGA Disclosure Documents) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that commencement of such Public Debt Exchange, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.
     (d) The only conditions to completing a Public Debt Exchange shall be the conditions set forth in Annex C (with the Minimum Condition for the Public Debt Exchange determined by MetLife) and the conditions set forth in clause I.(d), I.(e), I.(f), I.(g) and I.(i), Section II and Section III. of Annex B; provided that (i) each reference to the Form S-4 in Annex B and Annex C shall refer to the Form S-4 for the Public Debt Exchange; (ii) each reference to the Split-Off in Annex B and Annex C shall refer to the Public Debt Exchange; (iii) each condition in Annex B and Annex C relating to the Recapitalization shall be omitted; (iv) each reference in Annex B and Annex C to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Public Debt Exchange; (v) the legal opinions referred to in Annex B and Annex C shall be appropriately modified for the Public Debt Exchange; (vi) it shall be an additional condition to RGA’s obligation to complete the Public Debt Exchange that MetLife shall have furnished to RGA a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the representations and warranties of MetLife set forth in this Agreement, insofar as they relate to the Public Debt Exchange, including the MetLife Excluded Representations, shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date) and that MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it under this Agreement; (vii) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to completing a Public Debt Exchange unless such breach is curable under applicable Law (including by delaying completion, amending the Offer, and amending or supplementing the Form S-4, any Public Debt Exchange Documents, and/or any MetLife Disclosure Documents or RGA Disclosure Documents, and resoliciting offerees) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that completion of a Public Debt Exchange, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.
     Section 4.3 Registration Rights Agreement with Participating Banks. If MetLife decides to engage in a Private Debt Exchange with one or more Participating Banks, RGA agrees that it will enter into a registration rights agreement with the Participating Banks at the time of such Private Debt Exchange on terms and conditions reasonably satisfactory to RGA.
     Section 4.4 Additional Split-Offs.
     (a) MetLife may, in addition to or in lieu of any Debt Exchange, conduct one or more Additional Split-Offs with respect to some or all of the Excess Shares; provided that any such Additional Split-Off is completed prior to the Additional Divestiture Date.
     (b) MetLife shall (i) consummate any Additional Split-Offs in accordance with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and with applicable securities Laws, (ii) consult in advance with RGA regarding the terms, structure and legal documents relating to the Additional Split-Offs, in order for RGA to be reasonably satisfied that such terms, structure and legal documentation are consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request, the Tax Opinion and applicable securities Laws, and (iii) obtain RGA’s prior consent to any documentation relating to any such Additional Split-Offs to which RGA is a party or pursuant to which RGA has any potential liability or obligation (other than any de minimis liability or obligation), which consent shall not be unreasonably withheld or delayed. If an Additional Split-Off is undertaken, the provisions of Sections 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g) and 3.1(h) shall extend to any Additional Split-Off as if the Additional Split-Off were the Split-Off, with such appropriate modifications in the particular context.
     (c) The only conditions to commencing an Additional Split-Off shall be the conditions set forth in Annex A; provided that (i) each reference to the Form S-4 in Annex A shall refer to the Form S-4 for the Additional Split-Off; (ii) each reference to the Split-Off shall refer to the Additional Split-Off; (iii) each condition relating to the Recapitalization shall be omitted, and the first paragraph of Section I., II. and III. of Annex A shall refer to Article IV of this Agreement instead of Article III of this Agreement; (iv) each reference to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Additional Split-Off; and (v) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to commencing an Additional Split-Off unless such breach is curable under applicable Law (including by delaying commencement of the Offer and amending or supplementing the Form S-4, any Additional Split-Off Documents, and/or any related MetLife Disclosure Documents or RGA Disclosure Documents) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that commencement of such Additional Split-Off, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

     (d) The only conditions to completing an Additional Split-Off shall be the conditions set forth in Annex C (with the Minimum Condition for the Additional Split-Off determined by MetLife) and the conditions set forth in clause I.(d), I.(e), I.(f), I.(g) and I.(i), and Section II and Section III of Annex B; provided that (i) each reference to the Form S-4 in Annex B and Annex C shall refer to the Form S-4 for the Additional Split-Off; (ii) each reference in Annex B and Annex C to the Split-Off shall refer to the Additional Split-Off; (iii) each condition in Annex B and Annex C relating to the Recapitalization shall be omitted; (iv) each reference in Annex B and Annex C to the representations and warranties of any party or the obligations, agreements or covenants of such party shall be references to the representations and warranties, or the obligations, agreements or covenants, as the case may be, insofar as they relate to the Additional Split-Off; (v) the legal opinions referred to in Annex B and Annex C shall be appropriately modified for the Additional Split-Off; (vi) it shall be an additional condition to RGA’s obligation to complete the Additional Split-Off that MetLife shall have furnished to RGA a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the representations and warranties of MetLife set forth in this Agreement, including the MetLife Excluded Representations, insofar as they relate to the Additional Split-Off, shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date); and that MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it under this Agreement; (vii) any breach of a representation or warranty or obligation, agreement or covenant of a party shall not result in a failure of any condition to completing an Additional Split-Off unless such breach is curable under applicable Law (including by delaying completion of the Offer and amending or supplementing the Form S-4, any Additional Split-Off Documents, and/or any MetLife Disclosure Documents or RGA Disclosure Documents and resoliciting offerees) and the breaching party fails to cure such breach (it being understood that, if such breach relates to disclosure required under applicable securities Laws, such breach shall be cured in a manner that is reasonably satisfactory to the non-breaching party); provided that each party agrees to cooperate in good faith in connection with any such efforts to cure such breach; and provided, further, that completion of an Additional Split-Off, notwithstanding such breach, shall not act as a waiver or otherwise affect the non-breaching party’s rights or remedies under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF RGA
     Except as disclosed in the disclosure schedule delivered by RGA to MetLife (the “RGA Disclosure Schedule”) simultaneously with the execution of this Agreement, RGA hereby represents and warrants to MetLife, on the date of this Agreement and on each of the Closing Date and the date of the Acceptance Time of any Public Debt Exchange and any Additional Split-Off, as follows (provided that the representations set forth in Sections 5.3(b), 5.5(b), 5.5(c), 5.6, 5.7 and 5.9 through 5.18 (the “RGA Excluded Representations”) are being made solely for purposes of the Transactions related to the Split-Off and any Additional Divestiture Transaction and not for purposes of the Transactions related to the Recapitalization):
     Section 5.1 Organization; Good Standing. Each of RGA and its Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate or company power and corporate or company authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not reasonably be expected to have a RGA Material Adverse Effect. Each of RGA and its Significant Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected to, individually or in the aggregate, have a RGA Material Adverse Effect.
     Section 5.2 Authorization.
     (a) RGA has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the RGA Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by RGA of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of RGA (including by its Board of Directors), and except for the RGA Shareholder Approval, no other corporate action or proceedings on the part of RGA is necessary to authorize the execution, delivery and performance by RGA of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by RGA and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of RGA, enforceable against RGA in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) except with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws.

     (b) The Board of Directors of RGA, at a meeting duly called and held, has (i) approved this Agreement and the Transactions, and deemed this Agreement and the Transactions advisable, fair to and in the best interests of RGA Shareholders (other than MetLife or any of its Subsidiaries); (ii) approved this Agreement and the Transactions with respect to the acquisition of Class B Common Stock by MetLife in all respects for purposes of Section 351.459 of the MGBCL; and (iii) resolved to recommend that RGA Shareholders vote to approve and adopt this Agreement and the Transactions, including the Recapitalization and the Amended and Restated RGA Articles of Incorporation (the “RGA Board Recommendation”).
     (c) The affirmative votes (in person or by proxy) of both (i) the holders of a majority of the outstanding shares of RGA Common Stock, and (ii) the holders of a majority of the shares of RGA Common Stock not held by MetLife or any of its Subsidiaries, present in person or by proxy and entitled to vote at the RGA Shareholders Meeting, or any adjournment or postponement of the RGA Shareholders Meeting, in favor of the approval and adoption of this Agreement and the Recapitalization and Amended and Restated RGA Articles of Incorporation are the only votes or approvals of the holders of any class or series of capital stock of RGA or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Transactions (together with approval by holders of RGA Common Stock of RGA’s Section 382 Shareholder Rights Plan, the “RGA Shareholder Approval”).
     (d) Prior to the execution of this Agreement, and assuming receipt of the RGA Shareholder Approval, the Board of Directors of RGA has taken all action necessary to exempt under, or make not subject to, the provisions of any State of Missouri takeover law or other State of Missouri law that purports to limit or restrict transactions with interested or affiliated shareholders (including Section 351.459 of the MGBCL) or any provision of the articles of incorporation or bylaws of RGA that would require any corporate approval other than that otherwise required by the MGBCL, the execution of this Agreement and the Transactions, in each case as to MetLife.
     Section 5.3 Non-Contravention.
     (a) Except as disclosed in Section 5.3 of the RGA Disclosure Schedule, neither the execution and delivery of this Agreement by RGA nor the consummation by RGA of the Transactions, nor compliance by RGA with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any articles of incorporation, certificate of incorporation, bylaws or similar organizational documents of RGA or any of its Significant Subsidiaries, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to RGA or any of its Subsidiaries, or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of RGA or any of its Subsidiaries, under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, contract or other agreement (each, a “Contract”) to which RGA or any of its Subsidiaries is a party, except in the case of clauses (ii) and (iii), for such violations, defaults or conflicts as would not reasonably be expected to, individually or in the aggregate, have a RGA Material Adverse Effect. Other than as would not reasonably be expected to result in a RGA Material Adverse Effect, none of the Transactions will (x) constitute a “change of control” of RGA or any of its Subsidiaries or otherwise result in the increase or acceleration of any benefits, including to employees of RGA, under any Contract to which RGA or any of its Subsidiaries is a party or by which RGA or any of its Subsidiaries is bound or (y) result in any adjustment of the number of shares subject to, or the terms of, including exercise price, any outstanding employee stock options of RGA; provided, however, the Transactions may result in an adjustment to type or class of shares subject to any such options of RGA.
     (b) Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in the RGA Disclosure Documents, except as shall be disclosed therein, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect, neither RGA nor any of its Significant Subsidiaries (i) is in violation of its respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents, (ii) is in default in the performance of any Contract to which it is a party or by which it is bound or to which any of its properties is subject or (iii) is in violation of any Law applicable to RGA, any of its Subsidiaries or their assets or properties.
     Section 5.4 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, (b) state securities or “blue sky” laws, (c) the rules and regulations of the NYSE, (d) the filing of the Amended and Restated RGA Articles of Incorporation with the Secretary of State of the State of Missouri, (e) the insurance filings set forth in Section 5.4 of the RGA Disclosure Schedule (the “RGA Required Consents”) and (f) filings (if any) required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by RGA or the consummation by RGA of the Transactions. As of the date of this Agreement, RGA has no knowledge or reason to believe that it will not be able to obtain the RGA Required Consents.
     Section 5.5 Capital Stock.
     (a) All outstanding shares of the capital stock of RGA have been, and immediately after the Recapitalization, the Acceptance Time and any Additional Divestiture Transaction, all of the Recapitalized Shares shall be, duly authorized and validly issued and are and will be fully paid, nonassessable and free of preemptive rights, and are and will have been issued in compliance in all material respects with applicable Law, and in each case shall conform in all material respects to the description thereof set forth in each of the S-4 Prospectuses, the Split-Off Documents and, if applicable, the Public Debt Exchange Documents and the Additional Split-Off Documents. RGA does not have outstanding any common or preferred stock other than the RGA Common Stock. Immediately after the Recapitalization and prior to the completion of the Divestiture, there shall be (i) no shares of RGA Class B Common Stock outstanding other than the Exchange Shares, (ii) no outstanding preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of

RGA Class B Common Stock, and (iii) no other equity interests in RGA or any of its Subsidiaries having the right to participate with the holders of the RGA Class B Common Stock in electing at least 80% of the directors of RGA.
     (b) RGA will have at its latest balance sheet date in the RGA Disclosure Documents, an authorized and outstanding capitalization as shall be disclosed in all material respects in the RGA Disclosure Documents and, except with respect to warrants to purchase RGA Common Stock issued by RGA as part of the Trust Preferred Income Equity Redeemable Securities of RGA and RGA Capital Trust I or otherwise as expressly set forth in the RGA Disclosure Documents or the RGA Tax Certificate, or otherwise permitted pursuant to Section 7.1 or 7.2, since the date set forth in the applicable S-4 Prospectuses, (a) there will be no outstanding preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in RGA or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of RGA or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options (except as may be contemplated by the terms of the 6.75% Junior Subordinated Debentures due 2065 of RGA) and (b) there will have been no material change in the authorized or outstanding capitalization of RGA, except with respect to, in the case of each of clause (a) and (b) above, (i) changes occurring in the ordinary course of business, (ii) changes in outstanding RGA Common Stock and options, rights, shares, units or other awards to acquire RGA Common Stock resulting from transactions relating to RGA’s employee, director or consultant benefit, dividend reinvestment or stock purchase plans (as the same may be amended at the RGA annual meeting of the shareholders), and (iii) changes associated with the Recapitalization.
     (c) Each of the outstanding shares of capital stock, voting securities or other equity interests of each Significant Subsidiary of RGA is, and immediately after the Recapitalization, the Acceptance Time and any Additional Divestiture Transaction, all of the outstanding shares of capital stock, voting securities or other equity interests of each Significant Subsidiary of RGA will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and are and will have been issued in compliance in all material respects with applicable Law; and all such securities are and will be owned by RGA or another wholly owned Subsidiary of RGA and are owned free and clear of all Liens. Except as set forth in Section 5.5(c) of the RGA Disclosure Schedule, there are no (i) outstanding options or other rights of any kind which obligate RGA or any of its Significant Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Significant Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interest of a Significant Subsidiary of RGA, (ii) outstanding obligations of RGA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Significant Subsidiary of RGA; or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Significant Subsidiary of RGA to which RGA or any of its Subsidiaries is a party.
     Section 5.6 Litigation. There are no Actions pending, or to the knowledge of RGA, threatened, to which RGA or any of its Subsidiaries is or may be a party or to which the business or property of RGA or any of its Subsidiaries is or may be subject, and there is no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority having jurisdiction over RGA or its Subsidiaries, (a) that seeks to, and neither RGA nor any of its Subsidiaries is subject to any judgments, decrees or orders that, enjoin, prohibit, rescind or restrain any of the Transactions or otherwise prevent RGA from complying in all material respects with the terms and provisions of this Agreement or (b) except as shall be disclosed in the RGA Disclosure Documents, that would, individually or in the aggregate, reasonably be expected to result in a RGA Material Adverse Effect.
     Section 5.7 Accuracy of Information. (a) As of the date that such document is filed with the SEC (as amended, updated, modified, supplemented or superseded), (b) in the case of the Form S-4, as of the date that the Form S-4 is declared effective by the SEC, (c) as of the date on which such document (or portion thereof) is mailed to the RGA Shareholders and/or MetLife Stockholders or otherwise first published, (d) in the case of the Proxy Statement/Prospectus, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Transaction, during the pendency of the Recapitalization and at the RGA Shareholders Meeting, (e) in the case of the Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Split-Off, during the pendency of the Split-Off and the Acceptance Time, (f) in the case of the Public Debt Exchange Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Public Debt Exchange, during the pendency of the Public Debt Exchange and the Acceptance Time for such Public Debt Exchange, and (g) in the case of the Additional Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Additional Split-Off, during the pendency of the Additional Split-Offs and the Acceptance Times for such Additional Split-Offs: (i) each of the RGA Disclosure Documents will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable; and (ii) none of the information supplied by RGA for inclusion or incorporation by reference in any RGA Disclosure Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that RGA makes no representation or warranty as to information contained in or omitted from any RGA Disclosure Documents based on information provided by MetLife for inclusion or incorporation by reference therein.
     Section 5.8 Brokers and Other Advisors. Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by RGA except to the extent set forth in Section 10.3, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of RGA or any of its Subsidiaries.
     Section 5.9 Property Title. Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect: (a) each of RGA and its Subsidiaries has (i) good and, in the case of real property, valid title to all of the properties and assets owned by it, free and clear of all Liens, (ii) peaceful and undisturbed possession under all leases to which it is party as lessee, (iii) all material licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and has made all declarations and filings with, all federal, state and local governmental authorities (including from the insurance regulatory agencies of the various jurisdictions where it conducts business) and all courts and other governmental tribunals (each, an “Authorization”) necessary to engage in the business currently conducted by it, (iv) fulfilled and performed all obligations necessary to maintain each Authorization and (v) no knowledge of any threatened action, suit or proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Authorization held by RGA or its Subsidiaries; (b) all such Authorizations are valid and in full force and effect and RGA and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto; (c) no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Subsidiary of RGA to the MetLife of such Subsidiary; and (d) all leases to which RGA or any of its Subsidiaries is a party are valid and binding and no default by RGA or any of its Subsidiaries has occurred and is continuing thereunder, and, to RGA’s knowledge, no material defaults by the landlord are existing under any such lease.
     Section 5.10 Investment Company. Neither RGA nor any of its Significant Subsidiaries is, or after consummation of the Divestiture will be, an “investment company” as defined, and subject to regulation, under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”), or analogous foreign laws and regulations.
     Section 5.11 Internal Control. Except as shall be disclosed in the RGA Disclosure Documents, (a) RGA maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by RGA’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (b) RGA’s internal control over financial reporting is effective, and RGA is not aware of any material weaknesses in its internal control over financial reporting.
     Section 5.12 Disclosure Controls and Procedures. Except as shall be disclosed in the RGA Disclosure Documents, (a) RGA has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) of the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Exchange Act; (b) such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to RGA and its subsidiaries is made known to RGA’s Chief Executive Officer and its Chief Financial Officer

by others within those entities; and (c) such disclosure controls and procedures are effective to provide such reasonable assurance.
     Section 5.13 Exhibits. There are no contracts, agreements or other documents to which RGA or any of its Subsidiaries is a party that are required to be described in the RGA Disclosure Documents or filed as exhibits thereto by the Securities Act or the Exchange Act, as the case may be, which have not been described in the RGA Disclosure Documents or filed as exhibits thereto.
     Section 5.14 No Material Change. Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect, since the date of the latest audited financial statements included or incorporated by reference in the RGA Disclosure Documents: (a) neither RGA nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (b) there has not been any material adverse change in the capital stock, short-term debt or long-term debt of RGA or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, shareholders’ equity, results of operations or business or prospects of RGA and its Subsidiaries, taken as a whole; (c) neither RGA nor any of its Subsidiaries has incurred any liabilities or obligations outside the ordinary course of business, direct or contingent, which are material to RGA and its Subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business; and (d) there have not been dividends or distributions of any kind declared, paid or made by RGA on any class of its capital stock, except for regularly scheduled dividends, or, in each case, to the extent permitted by Section 7.1.
     Section 5.15 RGA Insurance Subsidiaries. Except as would not be required to be disclosed in the RGA Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a RGA Material Adverse Effect: (a) each RGA Insurance Subsidiary is licensed as an insurance company in its respective jurisdiction of incorporation and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business; (b) each RGA Insurance Subsidiary has all other approvals, orders, consents, authorizations, licenses, certificates, permits, registrations and qualifications (collectively, the “RGA Approvals”) of and from all insurance regulatory authorities to conduct its business; (c) there is no pending or, to the knowledge of RGA, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to any revocation, termination or suspension of any such RGA Approval; (d) to the knowledge of RGA, no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any RGA Insurance Subsidiary to the MetLife of such RGA Insurance Subsidiary; and (e) each RGA Insurance Subsidiary is in compliance with and conducts its businesses in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it.
     Section 5.16 Independent Auditors. Deloitte & Touche, who shall certify the audited financial statements of RGA included or incorporated by reference in the RGA Disclosure Documents and shall have audited RGA’s internal control over financial reporting and management’s assessment thereof, is an independent registered public accounting firm as required by the Securities Act. The consolidated historical statements of RGA included or incorporated by reference in the RGA Disclosure Documents, together with the related schedules and notes, will fairly present, in all material respects, the consolidated financial condition and results of operations of RGA and its Subsidiaries at the respective dates and for the respective periods indicated, in accordance with GAAP consistently applied throughout such periods, except as stated therein. Other financial and statistical information and data of RGA to be included or incorporated by reference in the RGA Disclosure Documents, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, except as may otherwise be indicated therein, and the books and records of RGA and its Subsidiaries.
     Section 5.17 Tax.
     (a) All material Tax returns required to be filed by RGA or any of its Subsidiaries, in all jurisdictions, have been so filed. All material Taxes due or claimed to be due from RGA or any of its Subsidiaries or that are due and payable have been paid, other than those Taxes being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest. RGA does not know of any material proposed additional Tax assessments against it or any of its Subsidiaries, other than those additional Tax assessments that will be contested in good faith and for which adequate reserves have been provided.
     (b) (i) RGA has examined the IRS Ruling Request and any Supplemental IRS Ruling Request (to the extent applicable), and the facts, statements and representations made therein, solely to the extent relating to RGA and its Affiliates, are true, correct and complete in all material respects and (ii) RGA has no knowledge of any facts that would render such facts, statements and representations no longer true, correct and complete in all material respects; provided, however, that, notwithstanding anything to the contrary in this Agreement, no representation or warranty is being made by RGA as to whether MetLife and its Subsidiaries will satisfy the “control” requirements set forth in Sections 355(a)(1)(A) and 355(a)(1)(D)(ii) of the Code in connection with the Transactions.
     (c) As of the date of this Agreement, RGA has no knowledge or reason to believe that it will not be able to deliver the RGA Tax Certificate.
     Section 5.18 Approvals. RGA and each Significant Subsidiary of RGA has all necessary RGA Approvals of and from, and has made all filings, registrations and declarations (collectively, the “RGA Filings”) with, all insurance regulatory authorities and Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, which are necessary to own, lease, license and use its properties and assets and to conduct its business in the manner as shall be described in the RGA Disclosure Documents, except where the failure to have such RGA Approvals or to make such RGA Filings would not have, individually or in the aggregate, a RGA Material Adverse Effect; to the knowledge of RGA, RGA and each Significant Subsidiary of RGA is in compliance with all applicable laws, rules, regulations, orders, bylaws and similar requirements, including in connection with registrations or memberships in self-regulatory organizations, and all such RGA Approvals and RGA Filings are in full force and effect and neither RGA nor any Significant Subsidiary of RGA has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such RGA Approval or otherwise impose any limitation on the conduct of the business of RGA or any Significant Subsidiary of RGA, except as shall be described in the RGA Disclosure Documents, or except for any such non-compliance, suspension, revocation or limitation which would not have, individually or in the aggregate, a RGA Material Adverse Effect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF METLIFE
     Except as disclosed in the disclosure schedule delivered by MetLife to RGA (the “MetLife Disclosure Schedule”) simultaneously with the execution of this Agreement, MetLife hereby represents and warrants to RGA, on the date of this Agreement and on each of the Closing Date and the date of the Acceptance Time of any Public Debt Exchange and any Additional Split-Off, as follows (provided that the representations set forth in Sections 6.3(b), 6.6, 6.7, 6.9 through 6.18, 6.20 and 6.21 (the “MetLife Excluded Representations”) are being made solely for purposes of the Transactions related to the Split-Off and any Additional Divestiture Transaction and not for purposes of the Transactions related to the Recapitalization):
     Section 6.1 Organization; Good Standing. Each of MetLife and its Significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its incorporation, formation or organization, as the case may be, and has all requisite corporate or company power and corporate or company authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except for such failures to be duly organized, validly existing or in good standing or to have corporate power or corporate authority that, individually or in the aggregate, would not reasonably be expected to have a MetLife Material Adverse Effect. Each of MetLife and its Significant Subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected to, individually or in the aggregate, have a MetLife Material Adverse Effect.
     Section 6.2 Authorization.
     (a) MetLife has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by MetLife of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of MetLife (including by its Board of Directors), and no other corporate action or proceedings on the part of MetLife is necessary to authorize the execution, delivery and performance by MetLife of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by MetLife and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of MetLife, enforceable against MetLife in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer or similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and by general principles of equity, and (ii) except with respect to the rights of indemnification and contribution hereunder, where enforcement hereof may be limited by federal or state securities Laws or the policies underlying such Laws.
     (b) The Board of Directors of MetLife, at a meeting duly called and held, has unanimously approved this Agreement and the Transactions.
     Section 6.3 Non-Contravention.
     (a) Neither the execution and delivery of this Agreement by MetLife nor the consummation by MetLife of the Transactions, nor compliance by MetLife with any of the provisions of this Agreement, will (i) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any articles of incorporation, certificate of incorporation, bylaws or similar organizational documents of MetLife or any of its Significant Subsidiaries, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MetLife or any of its Subsidiaries or (iii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under or give rise to a right of, or result in, termination, modification, cancellation, recapture or acceleration of any obligation or to the loss of a benefit, or result in the creation of any Lien in or upon or with respect to, any of the properties or other assets of MetLife or any of its Subsidiaries, under any of the terms, conditions or provisions of any Contract to which MetLife or any of its Subsidiaries is a party, except in the case of clauses (ii) and (iii), for such violations, defaults or conflicts as would not reasonably be expected to, individually or in the aggregate, have a MetLife Material Adverse Effect.
     (b) Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in the MetLife Disclosure Documents, except as shall be disclosed therein, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect, neither MetLife nor any of its Significant Subsidiaries: (i) is in violation of its respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents, (ii) is in default in the performance of any Contract to which it is a party or by which it is bound or to which any of its properties is subject or (iii) is in violation of any Law applicable to MetLife, any of its Subsidiaries or their assets or properties.

     Section 6.4 Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, (a) the Securities Act or the Exchange Act, (b) state securities or “blue sky” laws, (c) the rules and regulations of the NYSE, (d) the insurance filings set forth in Section 6.4 of the MetLife Disclosure Schedule (the “MetLife Required Consents”) and (e) filings (if any) required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by MetLife or the consummation by MetLife of the Transactions. As of the date of this Agreement, MetLife has no knowledge or reason to believe that it will not be able to obtain the MetLife Required Consents.
     Section 6.5 Title. As of the date of this Agreement, General American Life Insurance Company, a wholly owned indirect subsidiary of MetLife, has good and valid title to the Deposited Shares, and immediately prior to the Recapitalization, MetLife shall have good and valid title to the Exchange Shares, free and clear of any Liens. As of the date of this Agreement, all of such Deposited Shares are held by General American Life Insurance Company (“MetLife Holding Subsidiary”).
     Section 6.6 Litigation. There are no Actions pending, or to the knowledge of MetLife, threatened to which MetLife or any of its Subsidiaries is or may be a party or to which the business or property of MetLife or any of its Subsidiaries is or may be subject, and there is no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority having jurisdiction over MetLife or its Subsidiaries, (a) that seeks to, and neither MetLife nor any of its Subsidiaries is subject to any judgments, decrees or orders that, enjoin, prohibit, rescind or restrain any of the Transactions or otherwise prevent MetLife from complying in all material respects with the terms and provisions of this Agreement or (b) except as shall be disclosed in the MetLife Disclosure Documents, that would, individually or in the aggregate, reasonably be expected to result in a MetLife Material Adverse Effect.
     Section 6.7 Accuracy of Information. (a) As of the date that such document is filed with the SEC (as amended, updated, modified, supplemented or superseded), (b) in the case of the Form S-4, as of the date that the Form S-4 is declared effective by the SEC, (c) as of the date on which such document (or portion thereof) is mailed to the RGA Shareholders and/or MetLife Stockholders or otherwise first published, (d) in the case of the Proxy Statement/Prospectus, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Transaction, during the pendency of the Recapitalization and at the RGA Shareholders Meeting, (e) in the case of the Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Split-Off, during the pendency of the Split-Off and the Acceptance Time, (f) in the case of the Public Debt Exchange Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Public Debt Exchange, during the pendency of the Public Debt Exchange and the Acceptance Time for such Public Debt Exchange, and (g) in the case of the Additional Split-Off Documents, together with any information filed pursuant to Rule 165 or Rule 425 of the Securities Act with respect to the applicable Additional Split-Off, during the pendency of the Additional Split-Offs and the Acceptance Times for such Additional Split-Offs: (i) each of the

MetLife Disclosure Documents, will conform in all material respects to the requirements of the Securities Act and the Exchange Act, as applicable; and (ii) none of the information supplied by MetLife for inclusion or incorporation by reference in any MetLife Disclosure Documents shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that MetLife makes no representation or warranty as to information contained in or omitted from any MetLife Disclosure Documents based on information provided by RGA for inclusion or incorporation by reference therein.
     Section 6.8 Brokers and Other Advisors. Except for Goldman, Sachs & Co. and Merrill Lynch & Co., Inc., the fees and expenses of which will be paid by MetLife, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with any of the Transactions based upon arrangements made by or on behalf of MetLife or any of its Subsidiaries.
     Section 6.9 Property Title. Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each of MetLife and its Subsidiaries has (i) good and, in the case of real property, valid title to all of the properties and assets owned by it, free and clear of all Liens, (ii) peaceful and undisturbed possession under all leases to which it is party as lessee, (iii) all Authorizations necessary to engage in the business currently conducted by it, (iv) fulfilled and performed all obligations necessary to maintain each Authorization and (v) no knowledge of any threatened action, suit or proceeding or investigation that would reasonably be expected to result in the revocation, termination or suspension of any Authorization held by MetLife or its Subsidiaries; (b) all such Authorizations are valid and in full force and effect and MetLife and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto; (c) no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any Subsidiary of MetLife to the MetLife of such Subsidiary; and (d) all leases to which MetLife or any of its Subsidiaries is a party are valid and binding and no default by MetLife or any of its Subsidiaries has occurred and is continuing thereunder, and, to MetLife’s knowledge, no material defaults by the landlord are existing under any such lease.
     Section 6.10 Investment Company. Neither MetLife nor any of its Significant Subsidiaries is, or after consummation of the Divestiture will be, an “investment company” as defined, and subject to regulation, under the Investment Company Act, or analogous foreign laws and regulations.
     Section 6.11 Capitalization. The authorized, issued and outstanding capital stock of MetLife conforms in all material respects to the description thereof set forth in each of the MetLife Disclosure Documents and has been validly authorized and issued, is fully paid and nonassessable and was not issued in violation of or subject to any preemptive or similar rights. The description of the authorized and outstanding capitalization of MetLife contained in the balance sheet of MetLife set forth in the S-4 Prospectuses is accurate in all material respects as of the date of such balance sheet.
     Section 6.12 Internal Control. Except as shall be disclosed in the MetLife Disclosure Documents, (a) MetLife maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by MetLife’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (b) MetLife’s internal control over financial reporting is effective and MetLife is not aware of any material weaknesses in its internal control over financial reporting.
     Section 6.13 Disclosure Controls and Procedures. Except as shall be disclosed in the MetLife Disclosure Documents, (a) MetLife has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) of the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act and the Exchange Act; (b) such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to MetLife and its subsidiaries is made known to MetLife’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and (c) such disclosure controls and procedures are effective to provide such reasonable assurance.
     Section 6.14 Exhibits. There are no contracts, agreements or other documents to which MetLife or any of its Subsidiaries is a party that are required to be described in the MetLife Disclosure Documents or filed as exhibits thereto by the Securities Act or the Exchange Act, as the case may be, which have not been described in the MetLife Disclosure Documents or filed as exhibits thereto.
     Section 6.15 No Material Change. Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect, since the date of the latest audited financial statements included or incorporated by reference in the MetLife Disclosure Documents: (a) neither MetLife nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (b) there has not been any material adverse change in the capital stock, short-term debt or long-term debt of MetLife or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, shareholders’ equity, results of operations or business or prospects of MetLife and its Subsidiaries, taken as a whole; (c) neither MetLife nor any of its Subsidiaries has incurred any liabilities or obligations outside the ordinary course of business, direct or contingent, which are material to MetLife and its Subsidiaries taken as a whole, nor entered into any material transaction not in the ordinary course of business; and (d) there have not been dividends or distributions of any kind declared, paid or made by MetLife on any class of its capital stock, except for regularly scheduled dividends.
     Section 6.16 MetLife Insurance Subsidiaries. Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each MetLife Insurance Subsidiary is licensed as an insurance company in its respective jurisdiction of incorporation and is duly licensed or authorized as an insurer in each other jurisdiction where it is required to be so licensed or authorized to conduct its business; (b) each MetLife Insurance Subsidiary has all other approvals, orders, consents, authorizations, licenses, certificates, permits, registrations and qualifications (collectively, the “MetLife Approvals”) of and from all insurance regulatory authorities to conduct its business; (c) there is no pending or, to the knowledge of MetLife, threatened action, suit, proceeding or investigation that could reasonably be expected to lead to any revocation, termination or suspension of any such MetLife Approval; (d) to the knowledge of MetLife, no insurance regulatory agency or body has issued any order or decree impairing, restricting or prohibiting the payment of dividends by any MetLife Insurance Subsidiary to the MetLife of such MetLife Insurance Subsidiary; and (e) each MetLife Insurance Subsidiary is in compliance with and conducts its businesses in conformity with all applicable insurance laws and regulations of its respective jurisdiction of incorporation and the insurance laws and regulations of other jurisdictions which are applicable to it.
     Section 6.17 Broker-Dealer Subsidiaries. Except as would not be required to be disclosed in the MetLife Disclosure Documents (and, to the extent any such disclosure is required in such documents, except as shall be disclosed in such documents, including any disclosure incorporated by reference into such documents), and except as would not, individually or in the aggregate, reasonably be expected to have a MetLife Material Adverse Effect: (a) each Significant Subsidiary of MetLife which is engaged in the business of acting as a broker-dealer or an investment advisor (respectively, a “Broker-Dealer Subsidiary” and an “Investment Advisor Subsidiary”) is duly licensed or registered as a broker-dealer or investment advisor, as the case may be, in each jurisdiction where it is required to be so licensed or registered to conduct its business; (b) each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary has all other necessary MetLife Approvals of and from all applicable regulatory authorities, including any self-regulatory organization, to conduct its businesses; (c) none of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries has received any notification from any applicable regulatory authority to the effect that any additional MetLife Approvals from such regulatory authority are needed to be obtained by such subsidiary in any case where it could be reasonably expected that (i) any of the Broker-Dealer Subsidiaries or Investment Advisor Subsidiaries would in fact be required either to obtain any such additional MetLife Approvals or cease or otherwise limit engaging in certain business and (ii) the failure to have such MetLife Approvals or limiting such business would have a MetLife Material Adverse Effect; and (d) each Broker-Dealer Subsidiary and each Investment Advisor Subsidiary is in compliance with the requirements of the broker-dealer and investment advisor laws and regulations of each jurisdiction which are applicable to such subsidiary, and has filed all notices, reports, documents or other information required to be filed thereunder.
     Section 6.18 Independent Auditors. Deloitte & Touche, who shall certify the audited financial statements of MetLife included or incorporated by reference in the MetLife Disclosure Documents and shall have audited MetLife’s internal control over financial reporting and management’s assessment thereof, is an independent registered public accounting firm as required by the Securities Act. The consolidated historical statements of MetLife included or incorporated by reference in the MetLife Disclosure Documents, together with the related schedules and notes, will fairly present, in all material respects, the consolidated financial condition and results of operations of MetLife and its Subsidiaries (which shall include for these purposes, RGA and its Subsidiaries) at the respective dates and for the respective periods indicated, in accordance with GAAP consistently applied throughout such periods, except as stated therein. Other financial and statistical information and data of MetLife to be included or incorporated by reference in the MetLife Disclosure Documents, historical and pro forma, are, in all material respects, accurately presented and prepared on a basis consistent with such financial statements, except as may otherwise be indicated therein, and the books and records of MetLife and its Subsidiaries (which shall include for these purposes, RGA and its Subsidiaries).
     Section 6.19 Investor Representations. Taking into account its personnel and resources, MetLife and MetLife Holding Subsidiary are knowledgeable, sophisticated and experienced in making, and are qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the Recapitalization, including investments in securities issued by RGA. MetLife and MetLife Holding Subsidiary are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. MetLife also acknowledges that, to the extent required by Law, the certificates for the Exchange Shares and the Recently Acquired Shares may contain legends regarding resale restrictions under the Securities Act.
     Section 6.20 Tax.
     (a) All material Tax returns required to be filed by MetLife or any of its Subsidiaries, in all jurisdictions, have been so filed. All material Taxes due or claimed to be due from MetLife or any of its Subsidiaries or that are due and payable have been paid, other than those Taxes being contested in good faith and for which adequate reserves have been provided or those currently payable without penalty or interest. MetLife does not know of any material proposed additional Tax assessments against it or any of its Subsidiaries, other than those additional Tax assessments that will be contested in good faith and for which adequate reserves have been provided.
     (b) (i) MetLife has examined the IRS Ruling Request and any Supplemental IRS Ruling Request (to the extent applicable), and the facts, statements and representations made therein, solely to the extent relating to MetLife and its Affiliates, are true, correct and complete in all material respects and (ii) MetLife has no knowledge of any facts that would render such facts, statements and representations no longer true, correct and complete in all material respects.

     (c) As of the date of this Agreement, MetLife has no knowledge or reason to believe that it will not be able to deliver the MetLife Tax Certificates, and has been advised by Wachtell, Lipton, Rosen & Katz that it expects to be able to issue the Tax Opinion.
     Section 6.21 Approvals. MetLife and each Significant Subsidiary of MetLife has all necessary MetLife Approvals of and from, and has made all filings, registrations and declarations (collectively, the “MetLife Filings”) with, all insurance regulatory authorities and Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, which are necessary to own, lease, license and use its properties and assets and to conduct its business in the manner as shall be described in the MetLife Disclosure Documents, except where the failure to have such MetLife Approvals or to make such MetLife Filings would not have, individually or in the aggregate, a MetLife Material Adverse Effect; to the knowledge of MetLife, MetLife and each Significant Subsidiary of MetLife is in compliance with all applicable laws, rules, regulations, orders, bylaws and similar requirements, including in connection with registrations or memberships in self-regulatory organizations, and all such MetLife Approvals and MetLife Filings are in full force and effect and neither MetLife nor any Significant Subsidiary of MetLife has received any notice of any event, inquiry, investigation or proceeding that would reasonably be expected to result in the suspension, revocation or limitation of any such MetLife Approval or otherwise impose any limitation on the conduct of the business of MetLife or any Significant Subsidiary of MetLife, except as shall be described in the MetLife Disclosure Documents, or except for any such non-compliance, suspension, revocation or limitation which would not have, individually or in the aggregate, a MetLife Material Adverse Effect.
ARTICLE VII
ADDITIONAL COVENANTS
     Section 7.1 Interim Operations.
     (a) From the date of this Agreement through the earlier of the End Date or the termination of this Agreement in accordance with its terms (provided that the restriction set forth in clause (v) of this Section 7.1(a) shall terminate on the Determination Date), except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 7.1 of the RGA Disclosure Schedule, without MetLife’s written consent (which consent shall not be unreasonably withheld or delayed if the action would not reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement), RGA shall not, and shall cause its Subsidiaries not to:
     (i) (A) except in connection with any shareholder rights plan (other than a Section 382 Shareholder Rights Plan) so long as the consideration or adoption of any such other shareholder rights plan would not require the filing of a Current Report on Form 8-K or disclosure on the Form S-4 prior to the Determination Date to report consideration or adoption of such shareholder rights plan or (B) except in connection with a Section 382 Shareholder Rights Plan, amend or propose to amend its articles of incorporation or by-laws or equivalent organizational documents (other than the Amended and Restated RGA Articles of

Incorporation and the Amended and Restated RGA Bylaws, in each case in accordance with the terms of this Agreement) in a manner that would adversely affect the rights of RGA Shareholders in any material respect or that would reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement;
     (ii) adopt a plan or agreement of complete or partial liquidation or dissolution, except that this clause (ii) of Section 7.1(a) shall not apply with regard to Subsidiaries of RGA that are not Significant Subsidiaries;
     (iii) change the principal business of RGA and its Subsidiaries from the life reinsurance business to a different line of business;
     (iv) enter into any line of business that is not reasonably related or complementary to the life reinsurance business;
     (v) acquire, or enter into an agreement to acquire, any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, where the total consideration paid, or to be paid, by RGA in such acquisition is in excess of $500 million; or
     (vi) authorize any of, or commit to do or enter into any binding Contract with respect to any of, the foregoing actions in clauses (i) through (v) of this Section 7.1(a).
     (b) From the date of this Agreement through the earlier of the End Date or the termination of this Agreement in accordance with its terms, except as otherwise contemplated by this Agreement, required by Law or disclosed in Section 7.1 of the RGA Disclosure Schedule, without MetLife’s written consent (which consent shall not be unreasonably withheld or delayed if the action would not reasonably be expected to delay or impair the Transactions or the parties’ ability to comply with their obligations under this Agreement), RGA shall not, and shall cause its Subsidiaries not to, do any of the following during the period in which the Offer is open, nor prior to the commencement of the Offer to the extent that such action (including the completion of an announced transaction) would require the filing of a Current Report on Form 8-K to report previously undisclosed information during the period in which the Offer is open (provided that these restrictions shall not apply to the completion of a transaction disclosed prior to the Commencement Date so long as such completion occurs after the Acceptance Time):
     (i) except in connection with a Section 382 Shareholder Rights Plan, or, to the extent permitted by clause (i) of Section 7.1(a), any other shareholder rights plan, issue, sell or grant any shares of its capital stock, any other voting securities, or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that RGA may (subject to RGA’s indemnification obligations under Section 8.2(d)): (A) issue or grant any options, rights, shares units or other awards, and issue shares of RGA Common Stock upon exercise, conversion or settlement of any options, rights, shares, units or other awards in the ordinary course of business or consistent with past practice pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment; (B) issue shares pursuant to, or amend solely in order to modify the warrants so that the warrants are convertible into RGA Class A Common Stock following the Recapitalization, the Warrant Agreement between RGA and The Bank of New York Trust Company, N.A., as successor warrant agent to The Bank of New York, dated as of December 18, 2001; (C) issue shares pursuant to, or amend in order to make such modifications as are consistent with those made to the warrant agreement described in preceding clause (B), the Unit Agreement, dated as of December 18, 2001, among RGA, RGA Capital Trust I, a Delaware statutory trust (the “Trust”), acting as agent for the holders of the units from time to time, and The Bank of New York Trust Company, N.A., as successor unit agent to The Bank of New York, The Bank of New York Trust Company, N.A., as successor property trustee for the Trust to The Bank of New York and The Bank of New York (Delaware), as the Delaware trustee; and (D) enter into, or cause its subsidiaries to enter into, one or more transactions to finance regulatory or operational requirements, including regulatory reserve collateral requirements, under Regulation XXX;
     (ii) except in connection with a Section 382 Shareholder Rights Plan or to the extent permitted by clause (i) of Section 7.1(a), any other shareholder rights plan, (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any other securities thereof or any rights, warrants or options to acquire any such shares or securities, except in connection with the exercise of any options, rights, shares, units or other awards pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment, (B) declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or other form) in respect of, any shares of its capital stock (other than ordinary course quarterly cash dividends to RGA’s shareholders (including any increases in such quarterly dividends) or dividends by any Subsidiary of RGA to RGA or any other Subsidiary of RGA), (C) adjust, split, combine, subdivide or reclassify any shares of its capital stock, or (D) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of RGA Common Stock or the capital stock of any Subsidiary of RGA, other than employee, director or consultant stock or benefit plans or agreements or as an inducement to employment;
     (iii) acquire or enter into an agreement to acquire any businesses, assets, product lines, business units, business operations, stock or other properties, including by way of merger or consolidation, other than acquisitions that are not material to RGA and its Subsidiaries, taken as a whole;
     (iv) enter into or discontinue any line of business material to RGA and its Subsidiaries, taken as a whole; or
     (v) authorize any of, or commit to do or enter into any binding Contract with respect to any of, the foregoing actions in clauses (i) through (iv) of this Section 7.1(b).
     Section 7.2 Non-Solicitation.
     (a) Except as set forth on Section 7.2 of the MetLife Disclosure Schedule, on or prior to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither MetLife nor RGA shall, nor shall MetLife or RGA authorize, permit or direct any of their respective Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) to, directly or indirectly through another Person, except as otherwise provided below, (i) solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Alternative Proposal or (ii) other than informing persons of the provisions contained in this Section 7.2, participate in any discussions or negotiations regarding any Alternative Proposal, or furnish any information concerning MetLife, RGA and their respective Subsidiaries to any Person in connection with any Alternative Proposal. Notwithstanding anything in this Section 7.2 to the contrary, at any time prior to the receipt of the RGA Shareholder Approval, in response to an unsolicited bona fide written Alternative Proposal (in the case of RGA) or an unsolicited bona fide written offer for all of the equity securities or consolidated assets of RGA pursuant to which the shareholders of RGA (other than MetLife and its Subsidiaries) would receive the same consideration on a per share basis and on the same terms and conditions as MetLife and its Subsidiaries would receive their consideration (in the case of MetLife and its Subsidiaries), in each case, made after the date of this Agreement, MetLife or RGA may, after the Board of Directors of MetLife (in the case of MetLife and its Subsidiaries) or the RGA Special Committee (in the case of RGA) determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to such company’s respective shareholders or stockholders, as the case may be, (A) furnish information regarding MetLife, RGA and their respective Subsidiaries to the Person making such proposal (and its Representatives); and (B) participate in discussions or negotiations with the Person making such proposal (and its Representatives) regarding such proposal (it being understood that, for purposes of this sentence, consideration shall include any amount paid by the Person making any Alternative Proposal to MetLife or its Subsidiaries in a transaction that is conditioned upon such Alternative Transaction to the extent that such amount exceeds the fair market value received by such Person from MetLife and its Subsidiaries in such transaction).
     (b) Except as expressly permitted by this Section 7.2(b), neither the RGA Special Committee nor the Board of Directors of RGA shall (i) withdraw or modify, in a manner adverse to MetLife, the RGA Board Recommendation or (ii) publicly recommend to the RGA Shareholders an Alternative Proposal (any action described in clauses (i) or (ii) being referred to as a “RGA Adverse Recommendation Change”) (it being understood and agreed that any “stop, look and listen” communication by the Board of Directors of RGA to the RGA Shareholders pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the RGA Shareholders shall not constitute a RGA Adverse Recommendation Change). Notwithstanding the foregoing, the Board of Directors of RGA or the RGA Special Committee may make a RGA Adverse Recommendation Change, upon a good-faith determination by the Board of Directors of RGA or the RGA Special Committee (after receiving the advice of their respective outside counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of RGA or of the RGA Special Committee, as the case may be, under applicable Law and, in such event, may explain its rationale for such RGA Adverse Recommendation Change in communications with the RGA Shareholders and in filings with or other submissions to Governmental Authorities. If the Board of Directors of RGA or the RGA Special Committee makes a RGA Adverse Recommendation Change, MetLife shall be relieved of its obligations under Section 7.2(a) from and after the time of the RGA Adverse Recommendation Change.
     (c) At a meeting of the RGA Shareholders called with not less than 60 days’ notice (the “Alternative Meeting”), in accordance with the articles of incorporation and bylaws of RGA and held prior to the RGA Shareholders Meeting, MetLife may submit to the RGA Shareholders for approval any bona fide written Alternative Proposal for all of the equity securities or consolidated assets of RGA pursuant to which all RGA shareholders would be entitled to receive the same consideration on a per share basis and on the same terms and conditions (it being understood that, for purposes of this sentence, consideration shall include any amount paid by the Person making any Alternative Proposal to MetLife or its Subsidiaries in a transaction that is conditioned upon such Alternative Transaction to the extent that such amount exceeds the fair market value received by such Person from MetLife and its Subsidiaries in such transaction)). If MetLife shall submit any bona fide written Alternative Proposal which MetLife represents in writing it is prepared to accept pursuant to the foregoing sentence, the Board of Directors of RGA or the RGA Special Committee shall call a special meeting of RGA Shareholders to consider any such Alternative Proposal on a date reasonably requested by MetLife in accordance with the articles of incorporation and bylaws of RGA, which date shall fall before the RGA Shareholders Meeting; provided, however, that the Board of Directors of RGA or the RGA Special Committee shall have a right to set an alternative date for the Alternative Meeting that is reasonably after the date requested by MetLife if the Board of Directors of RGA or the RGA Special Committee determines in good faith, after consultation with outside counsel, that the failure to change to such alternative date (taking into account the date of the RGA Shareholders Meeting) would be inconsistent with its fiduciary duties under applicable Law; and provided, further, that, in all events, the Alternative Meeting shall be called and held prior to the RGA Shareholders Meeting. If MetLife shall submit any such Alternative Proposal pursuant to this Section 7.2(c): (i) MetLife shall cooperate and promptly provide or, to the extent MetLife or its Representatives do not possess or have access, request from the prospective acquirer, such information as the RGA Special Committee may reasonably request regarding the Alternative Proposal and such acquirer; and (ii) RGA, at its sole option and upon written notice to MetLife, may elect that all of (and not less than all of) MetLife, RGA and their respective Subsidiaries and Representatives shall be relieved of their respective obligations under Section 7.2(a) and Section 7.2(b) from and after the time of RGA’s notice. Neither the Board of Directors of RGA nor the RGA Special Committee shall have any duty or obligation to take action to facilitate or permit an Alternative Proposal, including under the Missouri Business Combination Statute (Mo.Rev.Stat. §351.459) or otherwise under Missouri law or to provide access to any information regarding RGA to the Person making any Alternative Proposal, except to call a special meeting of RGA Shareholders as provided herein.
     Section 7.3 RGA Shareholders Meeting. RGA shall, in accordance with applicable Law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of the RGA Shareholders (the “RGA Shareholders Meeting”), on a date selected by RGA, in its discretion, that is at least 5 Business Days prior to the expiration of the Offer (provided that RGA and MetLife shall cooperate to schedule the RGA Shareholders Meeting and the Offer to comply with Section 3.1(a)(i)(C) and this Section 7.3), for the purpose of obtaining the RGA Shareholder Approval, and, subject to Section 7.2(b), shall take all lawful action to solicit the RGA Shareholder Approval. Except as expressly permitted by Section 7.2(b), the RGA Special Committee and the Board of Directors of RGA shall make the RGA Board Recommendation for purposes of the RGA Shareholders Meeting (including in the S-4 Prospectuses), and shall not make any RGA Adverse Recommendation Change. In the event of any RGA Adverse Recommendation Change, RGA shall nevertheless submit this Agreement, the Recapitalization, the Amended and Restated RGA Articles of Incorporation and the other Transactions to the RGA Shareholders for approval and adoption at the RGA Shareholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the RGA Shareholders Meeting.
     Section 7.4 Standstill. Except as otherwise contemplated or permitted by this Agreement, during the period commencing on the date of this Agreement and continuing to the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife agrees that neither it nor its Subsidiaries shall, and that it shall not authorize, permit or direct any of its Subsidiaries to, without the prior approval of the RGA Special Committee, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way knowingly assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to initiate, effect or participate in or support, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of RGA or any of its Subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving RGA or any of its Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to RGA or any of its Subsidiaries; and (iv) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the voting of any shares of RGA Common Stock, (b) form, join or in any way participate in any “group” (other than with respect to MetLife’s Affiliates) with respect to any of the shares of RGA Common Stock, (c) otherwise act, either alone or in concert with others, to seek control of RGA, including by submitting any written consent or proposal in furtherance of the foregoing or calling a special meeting of RGA Shareholders, (d) publicly disclose any intention, proposal, plan or arrangement with respect to any of the foregoing, or (e) take any action, or request any amendment or waiver hereof, that would reasonably be expected to require RGA to make a public announcement with respect to the matters set forth in (a) or (c) above.

     Section 7.5 Efforts; Cooperation.
     (a) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with the other in connection with the foregoing, including using its reasonable best efforts (i) to make promptly any filings that may be required under applicable Law or by any Governmental Authority, and to supply promptly any additional information or documentary material that may be requested by a Governmental Authority, if any, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation (including any approval from relevant insurance regulatory authorities in Missouri and New York), (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Authority, if any, and (v) to fulfill all conditions to this Agreement. In furtherance of the foregoing, each of the parties shall take all such action as may be reasonably necessary or appropriate under the securities or “blue sky” laws of the United States (and any comparable laws under any non-U.S. jurisdiction as the parties may mutually agree) in connection with the Transactions (provided that RGA shall not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject or to qualify in any non-U.S. jurisdictions without its prior consent), and RGA shall prepare and file, and shall use all reasonable efforts to have approved prior to the Recapitalization, an application for the listing on the NYSE of the Recapitalized Shares, subject to official notice of issuance, and shall prepare and file a Form 8-A to register the RGA Class A Common Stock and the RGA Class B Common Stock under the Exchange Act. MetLife shall be responsible for, and shall promptly reimburse RGA for, or upon request pay for, any filing fees required under any “blue sky” laws of a U.S. or foreign jurisdiction in connection with the Split-Off, any Public Debt Exchange, any Private Debt Exchange or any Additional Split-Offs.
     (b) Further, and without limiting the generality of the rest of this Section 7.5, each of the parties shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing (including providing financial information to the relevant insurance regulatory authorities in Missouri and New York), (ii) inform the other of any communication from any Governmental Authority regarding any of the Transactions or related filings or approvals, and (iii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning any valuation, (y) as necessary to comply with contractual arrangements and (z) as may be necessary to address any reasonable concerns relating to classified, privileged or confidential information. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority in connection with seeking approval, or review, of the Transactions. MetLife and RGA agree not to participate, or to permit their Subsidiaries or Representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.
     (c) In the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions, each of the parties shall cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
     (d) RGA shall, and shall use its reasonable best efforts to cause its officers, employees and advisors to, provide to MetLife all cooperation and reasonable assistance requested by MetLife in connection with the road show and marketing efforts of the Split-Off, including by making officers and employees of RGA reasonably available, participating in customary meetings, presentations, road shows and sessions with rating agencies and assisting MetLife with the preparation of materials for such meetings, presentations, road shows and sessions (unless RGA demonstrates to MetLife’s reasonable satisfaction that such participation will materially interfere with the management of RGA’s business). MetLife shall, promptly upon request by RGA, reimburse RGA for all out-of-pocket costs and expenses incurred by RGA and its officers, employees and advisors in connection with the cooperation set forth in this Section 7.5(d).
     Section 7.6 Further Assurances. Each of the parties agrees that, from time to time, whether before, at or after the Acceptance Time or the End Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.
     Section 7.7 Access. Except for in circumstances in which indemnification or contribution is sought pursuant to Section 7.15(l) or Article VIII, until the earlier of the End Date or the termination of this Agreement in accordance with its terms, each party shall afford to the other party and its Representatives, upon reasonable notice, reasonable access, subject to appropriate restrictions to comply with contractual arrangements or as may be necessary to address any reasonable concerns relating to classified, privileged or confidential information and consistent with applicable Law and in accordance with the procedures established by such party, to the books, records, properties and personnel of such party and its Subsidiaries during normal business hours insofar as such access is reasonably required by such party and relates to such other party’s performance of its obligations under this Agreement or such other party’s financial, tax or other reporting obligations.
     Section 7.8 Confidentiality. Each of the parties shall keep, and shall cause its Representatives to keep, confidential all information concerning the other party in its possession, its custody or under its control (except to the extent that (a) such information is then in the public domain through no fault of such party, (b) such information has been lawfully acquired from other sources by such party or (c) this Agreement or any other agreement entered into pursuant hereto or thereto permits the use or disclosure of such information) and each party shall not, and shall cause its Representatives not to (without the prior written consent of the other party), otherwise release or disclose such information to any other Person, except such party’s Representatives, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used all commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure, and in such case shall exercise all commercially reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.
     Section 7.9 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by MetLife and RGA. No public release, announcement or other public disclosure (including pursuant to Rule 165 or Rule 425 of the Securities Act, to the extent practicable) concerning the Transactions shall be issued by either party without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any U.S. securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.
     Section 7.10 Litigation Cooperation. Each of the parties shall use commercially reasonable efforts to make available to the other party, upon written request and at the expense of the other party, its officers, directors, employees and agents as witnesses to the extent such Persons may reasonably be required in connection with any Action arising out of the Transactions; provided that such Action does not involve a claim by either party against the other party.
     Section 7.11 Resignation of MetLife Designees to RGA Board. MetLife shall cause Steven A. Kandarian, Georgette A, Piligian and Joseph A. Reali to resign as directors of RGA, effective as of the Acceptance Time.
     Section 7.12 Voting of RGA Common Stock by MetLife.
     (a) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife agrees that it and its applicable Subsidiaries shall be present, in person or by proxy, at each and every shareholders meeting of RGA (other than any Alternative Meeting), and otherwise to cause all shares of RGA Common Stock held by MetLife or any of its Subsidiaries to be counted as present for purposes of establishing a quorum at any such meeting (other than any Alternative Meeting), including the RGA Shareholders Meeting, and to vote or consent, or cause to be voted or consented, all shares of RGA Common Stock owned directly or indirectly by MetLife or its Subsidiaries (i) in favor of the Recapitalization and the Amended and Restated RGA Articles of

Incorporation on terms and subject to conditions set forth in this Agreement and in favor of any other proposal set forth in Section 7.12 of the RGA Disclosure Schedule or otherwise to implement the Transactions, which is presented at the RGA Shareholders Meeting or any such other meeting and (ii) against any proposal that, by its terms, would prevent RGA or MetLife from complying with its obligations under this Agreement or any other proposal, action or transaction involving or affecting RGA or any of its Subsidiaries that would reasonably be expected to prevent, impede or delay the consummation of the Transactions (collectively, “Frustrating Transactions”); provided that (A) RGA shall send written notice to MetLife of any proposal that RGA considers to be a Frustrating Transaction at least 10 Business Days prior to the vote on any such Frustrating Transaction; and (B) MetLife’s obligations under this Section 7.12(a) shall terminate upon a RGA Adverse Recommendation Change.
     (b) From the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with its terms, MetLife shall, and shall cause its applicable Subsidiaries to, upon the request of RGA, grant an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to RGA or its designees, to vote any Exchange Shares and Recently Acquired Stock in accordance with the terms and conditions set forth in Section 7.12(a); provided that MetLife’s obligations under this Section 7.12(b) shall terminate upon a RGA Adverse Recommendation Change.
     (c) From and after the Acceptance Time, MetLife shall, and shall cause its applicable Subsidiaries to, grant an irrevocable proxy, which shall be deemed coupled with an interest sufficient in law to support an irrevocable proxy to RGA or its designees to vote any shares of Recently Acquired Stock and any Remaining RGA Stock held by MetLife or any of its Subsidiaries over which MetLife or any of its Subsidiaries has voting control (i) in any election of the members of the RGA Board of Directors, in proportion to the votes cast by the other holders of RGA Class A Common Stock (in the case of the Recently Acquired Stock) and in proportion to the votes cast by the other holders of RGA Class B Common Stock (in the case of the Remaining RGA Stock); and (ii) in all other matters, in proportion to the votes cast by the other holders of RGA Class A Common Stock and RGA Class B Common Stock, taken together as a whole; provided that (A) in the case of the Recently Acquired Stock, such proxy shall automatically be revoked as to a particular share upon any sale or transfer of such share from MetLife or any of its Subsidiaries or Affiliates to a Person other than MetLife or any of its Subsidiaries; (B) in the case of the Remaining RGA Stock, such proxy shall automatically be revoked as to a particular share upon any sale or transfer of such share pursuant to any Additional Divestiture Transaction; and (C) nothing in this Section 7.12(c) shall limit or prohibit any such sale or transfer, free and clear of any Lien or any other encumbrance.
     (d) MetLife agrees to, and shall cause its applicable Subsidiaries to, perform such further acts and execute such further instruments as may be reasonably necessary to vest in RGA the power to carry out and give effect to the provisions of this Section 7.12.
     Section 7.13 Tax Matters.
     (a) Each of the parties shall use reasonable best efforts to obtain any Supplemental IRS Ruling relating to the Transactions that the parties agree is necessary or advisable to obtain (whether prior to, during, or following the Transactions) as promptly as practicable after such an agreement is reached; provided, however, that no party shall refuse the request of the other party to so obtain a Supplemental IRS Ruling unless such first party reasonably believes that attempting to obtain or obtaining such Supplemental IRS Ruling could adversely affect such first party or the Transactions. In connection with the foregoing, each of the parties shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, (ii) promptly inform the other of any communication from the IRS regarding the IRS Ruling or any Supplemental IRS Ruling, (iii) jointly make any filings with, or submissions of information to, the IRS regarding the IRS Ruling or any Supplemental IRS Ruling, (iv) promptly provide counsel for the other party with copies of all joint filings and information submissions made with the IRS by such party and all correspondence and information received by such party from the IRS in connection with the IRS Ruling or any Supplemental IRS Ruling or the Transactions, and (v) cooperate in their effort to obtain any Supplemental IRS Ruling. Each party shall, subject to applicable Law, permit counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed communication to the IRS in connection with the IRS Ruling or any Supplemental IRS Ruling and the Transactions. The parties agree not to participate, or to permit their counsel or Subsidiaries to participate, in any substantive meeting or discussion, either in person or by telephone, with the IRS in connection with the IRS Ruling, any Supplemental IRS Ruling or the Transactions unless such party consults with the other party in advance and gives the other party and its counsel the opportunity to attend and participate.
     (b) Each of the parties shall use reasonable best efforts to obtain the Tax Opinion. In connection with the foregoing, each of the parties shall (i) furnish its respective Tax Certificate to Wachtell, Lipton, Rosen & Katz on a timely basis and (ii) otherwise cooperate in connection with obtaining the Tax Opinion; provided, that the parties shall be obligated to furnish their respective Tax Certificates on the Closing Date and on the closing date of any Additional Divestiture Transaction, if any.
     (c) From and after the date of this Agreement, each of the parties agrees that it shall (i) effect the Recapitalization, the Split-Off, any Additional Divestiture Transaction and the other Transactions in a manner that is consistent with the IRS Ruling, any Supplemental IRS Ruling, the IRS Ruling Request, any Supplemental IRS Ruling Request and the Tax Opinion, (ii) comply with, and shall cause its Subsidiaries to comply with, the IRS Ruling, any Supplemental IRS Ruling and the Tax Opinion, and not take, or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act would be likely to, or does invalidate, directly or indirectly, any of the conclusions contained in the IRS Ruling, any Supplemental IRS Ruling or the Tax Opinion whether or not such action or failure to act is otherwise permitted pursuant to this Agreement and (iii) not take or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act is inconsistent with any representation, statement or covenant made in the IRS Ruling Request, any Supplemental IRS Ruling Request, its respective Tax Certificate, or otherwise in connection with the IRS Ruling, any Supplemental IRS Ruling or the Tax Opinion.
     (d) MetLife and RGA hereby agree, in accordance with Section 7.13(a) hereof, to seek to obtain one or more Supplemental IRS Rulings substantially to the effect that the IRS Ruling shall remain in full force and effect without any adverse consequence to MetLife or RGA notwithstanding (i) the consummation of the Recapitalization and the Split-Off on or after November 13, 2008 (“Supplemental IRS Ruling One”) and (ii) MetLife’s reimbursement and payment of all RGA Reimbursable Expenses, subject to any limit that RGA determines is reasonably necessary to obtain such Supplemental IRS Ruling (“Supplemental IRS Ruling Two”). MetLife and RGA also agree that MetLife may seek to obtain any Supplemental IRS Ruling relating to Section 355(e) of the Code. MetLife and RGA shall comply in all material respects with the rules and provisions set forth in Section 7.13(a) in connection with obtaining the foregoing Supplemental IRS Rulings.
     Section 7.14 Lock-Up Period.
     (a) RGA agrees that, during the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with its terms or the 60th day following the End Date (such period, the “Lock-Up Period”), without the prior written consent of MetLife, RGA shall not engage in any capital raising activity (which shall not include securities issued to effect a business combination transaction, pursuant to employee, director or consultant stock or benefit plans or to agreements with employees, directors or consultants or as an inducement to employment) that involves (x) any direct or indirect offer, pledge, announcement of an intention to sell, sale, contract of sale, sale of any option or a contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase or other transfer or disposition of any common equity securities, equity-linked securities (including convertible securities) or equity-forward sale agreements, relating to the capital stock of RGA (any such equity securities or agreements, “RGA Common Equity-Based Securities”), or (y) any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any RGA Common Equity-Based Securities, whether any such transaction described in clause (x) or (y) above is to be settled by delivery of any of such RGA Common Equity-Based Securities, in cash or otherwise; provided that the foregoing shall not prohibit RGA from, subject to RGA’s indemnification obligations under Section 8.2(d): (A) issuing RGA Common Equity-Based Securities in connection with the transactions set forth on Section 7.14 of the RGA Disclosure Schedule following the 90th day after the Acceptance Time; (B) adopting or taking action pursuant to the Section 382 Shareholder Rights Plan or, after the Determination Date, any other shareholder rights plan; or (C) issuing RGA Common Equity-Based Securities if and to the extent that RGA reasonably determines in good faith that such issuance, at such time, is necessary to prevent a downgrade from any nationally recognized rating agency (or restore a rating) so long as, prior to such determination:
     (i) RGA shall have discussed with such rating agency prior to commencement of the Offer the time frame and potential necessity for such an issuance;
     (ii) RGA shall have used commercially reasonable efforts to persuade such rating agency to maintain or restore its ratings without the need for such an issuance; and
     (iii) RGA shall have used commercially reasonable efforts to raise capital through the issuance of securities, other than the RGA Common

Equity-Based Securities, if RGA reasonably believes that the issuance of such securities could maintain or restore its ratings, unless the Board of Directors of RGA believes in good faith, after consultation with its financial advisors, that it would be in the best interests of RGA to issue Common Equity-Based Securities instead of such securities.
     (b) Except as otherwise contemplated or permitted by this Agreement, and except as set forth on Section 7.14 of the MetLife Disclosure Schedule, MetLife agrees that, during the Lock-Up Period, without the prior written consent of RGA, MetLife shall not, and shall not authorize, permit or direct its Subsidiaries to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Recently Acquired Stock or securities convertible into or exercisable or exchangeable for such Recently Acquired Stock, including in any transaction that involves any common equity securities, equity-linked securities (including convertible securities) or equity forward sale agreements, relating to the Recently Acquired Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Recently Acquired Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Recently Acquired Stock, in cash or otherwise. Following the expiration of the Lock-Up Period, except as provided for in Section 7.15, MetLife shall, and shall cause its applicable Subsidiaries to, sell, exchange or otherwise dispose of the Recently Acquired Stock (either in the market, to a third party in a sale that would not violate the Amended and Restated RGA Articles of Incorporation, or to RGA), which sale shall occur within 60 months of the Closing Date.
     Section 7.15 MetLife Registration Rights.
     (a) Request for Shelf Registration. At the Acceptance Time, the 2003 Registration Rights Agreement shall terminate and shall be void and of no force and effect (notwithstanding the terms that are incorporated herein). MetLife may make one written request to RGA (a “Demand Notice”) that RGA register, after the expiration of the Lock-up Period, the offer and sale prior to the Demand End Date, of all or any part of the Recently Acquired Stock held by MetLife or any of its Subsidiaries (the “Registrable Securities”) under the Securities Act (a “Demand Registration”). Upon receipt of the Demand Notice, RGA shall: (i) prepare and file with the SEC on or prior to the date that is 30 days after the date of the Demand Notice a Shelf Registration Statement, (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective and (iii) use its reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (A) the date that is three years following the effective date of such Shelf Registration Statement, (B) the date when all Registrable Securities covered by the Shelf Registration Statement have been sold and (C) the date on which the Registrable Securities covered by the Shelf Registration Statement are eligible to be sold or transferred under Rule 144 under the Securities Act without being subject to any holding period or volume limitations thereunder (provided that MetLife has received an opinion of counsel to RGA who is reasonably acceptable to MetLife covering the matters referred to in this clause (C) and such opinion is reasonably satisfactory to MetLife), and MetLife and its Affiliates (other than officers and directors of MetLife and those of its Affiliates) do not beneficially own in excess of 10% of the RGA Common Stock.

     (b) Selection of Plan of Distribution; Underwriters. The offering of such Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of either (i) an underwritten offering or (ii) through the use of brokers or in privately negotiated transactions, in either case as selected by MetLife within no more than five Business Days following the date of the Demand Notice. In the event that MetLife elects that the offering be an underwritten offering, MetLife shall also select one or more nationally recognized firms of investment bankers that is or are reasonably acceptable to RGA, to act as the lead managing underwriter or underwriters in connection with such offering and shall select any additional investment bankers or managers to be used in connection with such offering. RGA and MetLife shall enter into a customary underwriting agreement with such underwriter(s) (and MetLife may at its option require that the representations, warranties and covenants of RGA to or for the benefit of the underwriter(s) also be made for the benefit of MetLife).
     (c) Permitted Delay in Filing and Suspensions of Sales. Notwithstanding the foregoing, if RGA determines in good faith that such registration, or further sales under an effective Shelf Registration Statement, will (i) have a material detrimental effect, as reasonably determined in good faith by the Board of Directors of RGA, on a plan currently being considered by the Board of Directors of RGA that would, if completed, be material to RGA and its Subsidiaries taken as a whole at the time the right to delay or withhold efforts or suspend sales is exercised (whether or not a final decision has been made to undertake such transaction or plan), or (ii) involve initial or continuing disclosure obligations that are not in the best interests of RGA’s shareholders, as reasonably determined in good faith by the Board of Directors of RGA, then upon advance written notice by RGA to MetLife, RGA may from time to time exercise its right (the “RGA Registration Blackout Right”) to (A) delay the filing of the Shelf Registration Statement and may withhold efforts to cause the Shelf Registration Statement to become effective until the earliest reasonably practicable date after RGA’s reasons for delaying or withholding efforts or suspending sales are no longer applicable, or (B) request MetLife to, and MetLife shall, suspend any further sales under the Shelf Registration Statement (or under a registration statement of RGA that includes Registrable Securities pursuant to Section 7.15(d)), until the earliest reasonably practicable date after RGA’s reasons for delaying or withholding efforts or suspending sales are no longer applicable (the duration of any period of delay or suspension, the “Registration Blackout Period”). Notwithstanding anything to the contrary that may be contained in this Agreement, if RGA exercises the RGA Registration Blackout Right, RGA shall use its reasonable best efforts to have the Shelf Registration Statement or such other registration statement filed or declared effective, or amended (or otherwise bringing the Shelf Registration Statement or such other registration statement current with appropriate Exchange Act filings), as the case may be, at the earliest reasonably practicable date after the end of the Registration Blackout Period.
     (d) Right to Piggyback. If, during the 36 months immediately following the End Date, RGA proposes to register (including on behalf of a selling shareholder) any shares of RGA Class A Common Stock under the Securities Act (except for the registration of shares of RGA Class A Common Stock to be offered pursuant to an employee, director or consultant stock or benefit plan on Form S-8 or pursuant to a registration made on Form S-4, or any successor forms or any form that does not include substantially the same information, other than information relating to selling shareholders or their plan of distribution that would be required to be included in a registration statement covering the sale of Registrable Securities), and the registration form to be used may be used for the registration of the Recently Acquired Stock (a “Piggyback Registration”), it will so notify MetLife in writing no later than the earlier to occur of (i) the 10th day following RGA’s receipt of notice of exercise of other demand registration rights or (ii) 30 days prior to the anticipated date of filing of such registration statement. Subject to the provisions of Section 7.15(e), RGA will include in the Piggyback Registration all Registrable Securities with respect to which RGA has received a written request for inclusion from MetLife within 10 Business Days after MetLife’s receipt of RGA’s notice. MetLife may withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time before five Business Days prior to the effective date of the Piggyback Registration. RGA, MetLife and any person who hereafter become entitled to register its securities in a registration initiated by RGA shall sell their securities on the same terms and conditions.
     (e) Priority on Piggyback Registrations. If the managing underwriter advises RGA in writing (a copy of which shall be provided to MetLife) that a limitation on the total number of securities to be included in the Piggyback Registration is advisable in order to avoid a likely material and adverse effect on the success of the offering, RGA will so advise MetLife and will include the securities in the registration in the following order of priority: (i) first, all securities RGA or the holder for whom RGA is effecting the registration, as applicable, proposes to sell; and (ii) second, any other securities requested to be included in the registration (including the Registrable Securities), allocated among the holders of such securities in proportion (as nearly as practicable) to the number of securities which each holder requested to be included in the Piggyback Registration.
     (f) Underwriters for Piggyback Registration. If any Piggyback Registration is an underwritten offering, RGA and MetLife shall enter into a customary underwriting agreement with the underwriter(s) administering the offering. MetLife may not participate in any Piggyback Registration without (i) agreeing to sell securities on the basis provided in the underwriting arrangements approved by RGA and (ii) promptly completing, executing and delivering all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required by the underwriting arrangements.
     (g) Restrictions on Public Sales. RGA agrees that it shall not make any public sale or other distribution of its common stock, or any securities convertible into or exchangeable or exercisable for its common stock, including a sale under Regulation D under the Securities Act or under any other exemption of the Securities Act (except pursuant to registrations on Forms S-8 or S-4 or any successor form), during the two days prior to and the 180 days after the effective date of any underwritten offering pursuant to any Piggyback Registration unless the managing underwriter(s) agrees otherwise.
     (h) MetLife Information. In the event of any Demand Registration or Piggyback Registration, RGA may request from time to time that MetLife furnish to RGA information regarding MetLife and its Affiliates and associates and the distribution of the securities subject to the registration, and MetLife shall promptly furnish all such information reasonably requested by RGA.

     (i) Notice by MetLife. Whenever MetLife has requested that any Registrable Securities be registered pursuant to this Agreement, MetLife shall notify RGA, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which to MetLife’s knowledge relates to matters concerning MetLife or its Affiliates or associates, as a result of which the prospectus included in the Piggyback Registration contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (j) “Market Standoff” Agreement. MetLife, if reasonably requested in writing by the managing underwriter(s) of an underwritten public offering by RGA of RGA’s common stock, or securities convertible into or exchangeable or exercisable for its common stock, agrees not to, and to cause its Subsidiaries not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities (other than (i) any transaction on behalf of any separate or managed account or any transaction by MetLife or any Subsidiary of MetLife acting as broker-dealer, investment advisor, trustee or other fiduciary in the ordinary course of its business, (ii) to a Subsidiary or Affiliate of MetLife, or (iii) registrable securities included in such public offering) without the prior written consent of such managing underwriter(s) during a period of up to two days prior to and 180 days following the effective date of such underwritten offering of RGA’s securities, but only to the extent that Registrable Securities have not been requested to be included in such underwritten registration following RGA’s compliance with this Section 7.15. Such agreement shall be in writing in form reasonably satisfactory to such managing underwriter(s) and may be included in the underwriting agreement. RGA may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period.
     (k) Registration Expenses. All Registration Expenses incident to RGA’s performance of or compliance with this Section 7.15 shall be paid by RGA. The term “Registration Expenses” shall include (i) all registration filing fees, professional fees and other expenses of RGA’s compliance with federal and state securities laws (including reasonable fees and disbursements of counsel for the underwriter(s) in connection with state securities law qualifications and registrations); (ii) printing expenses; (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for RGA; (v) fees and disbursements of all independent certified public accountants (including the expenses relating to any audit or “cold comfort” letters required by or incident to the performance of the obligations contemplated by this Section 7.15); (vi) fees and expenses of the underwriter(s) (excluding discounts and commissions) customarily borne by the issuer in transactions of that kind; (vii) fees and expenses of any special experts retained by RGA at the reasonable request of the managing underwriter(s) in connection with the registration and as shall be customary in transactions of that kind; and (viii) applicable stock exchange and FINRA registration and filing fees; provided that Registration Expenses shall not include the following expenses, all of which shall be borne by MetLife or, with respect to fees and disbursements of counsel to the underwriters, the underwriters, (A) MetLife’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (B) any fees or disbursements of any counsel for MetLife, or, except as provided in clause (i) of the beginning of this sentence, any counsel for the underwriters, (C) any fees and expenses in connection with a road show or marketing efforts in connection with a Piggyback Registration under which neither RGA nor any third party is selling shares or in connection with a Demand Registration, and (D) the underwriting discounts or commissions or transfer taxes applicable to the Registrable Securities, all of which shall be paid by MetLife, or, if applicable, reimbursed by MetLife to RGA.
     (l) Other Obligations. The terms and conditions of Sections 5.1 (as qualified by this Section 7.15), Article VII and Section 9.12 of the Registration Rights Agreement, dated as of November 24, 2003, by and among RGA, MetLife and certain Subsidiaries of MetLife (the “2003 Registration Rights Agreement”) are incorporated herein by reference as if restated in full and shall apply with respect to any Demand Registration or Piggyback Registration effected pursuant to the terms of this Agreement (it being understood that Article VII of such Registration Rights Agreement shall apply instead of the provisions of Section 8.2 through Section 8.5 of this Agreement with respect to any Demand Registration or Piggyback Registration effected pursuant to the terms of this Agreement).
     (m) Non-Transferable. The registration rights set forth in this Section 7.15 may not be transferred or assigned by MetLife except to any Subsidiary of MetLife holding Registrable Securities.
     (n) Removal of Restrictive Legend. RGA agrees that, upon the written request of MetLife, any Securities Act restrictive legend pertaining to certificates representing shares of Recently Acquired Stock may be removed after MetLife completes the Divestiture and does not otherwise constitute an affiliate (as defined in Rule 405 of the Securities Act), and satisfaction of the provisions of Rule 144(b)(1) of the Securities Act (including paragraphs (c)(1) and (d) of Rule 144), subject to any customary requirements of RGA’s transfer agent.
     Section 7.16 Payments in Respect of Excess Shareholders. From the Acceptance Time until the fourth anniversary thereof, MetLife shall pay to RGA (as reimbursement for RGA’s expenses) an amount equal to the product of (a) $12.50, multiplied by (b) the Excess Shareholders as of the record date for each mailing of materials in connection with any meeting of RGA Shareholders. Such amount will be payable as of the date of the applicable meeting, or any postponement or adjournment thereof, whether or not on, prior to or after said fourth anniversary. For purposes of the foregoing, “Excess Shareholders” as of any year shall mean (x) the number of shareholders of RGA common stock (including beneficial or record holders) to whom RGA is required under the proxy rules of the U.S. federal securities laws to mail or cause to be mailed the annual meeting materials for such year minus (y) the Threshold Amount; provided that in no event shall the Excess Shareholders be less than zero. The “Threshold Amount” shall mean (a) 80,000, plus (b) if RGA issues RGA common stock (including any issuance of RGA common stock pursuant to a merger or acquisition but excluding any issuance pursuant to the Recapitalization) after the date of this Agreement, the number of persons who acquire beneficial or record ownership of RGA common stock in connection with such offering, which number the parties shall mutually agree on for purposes of determining the Threshold Amount. If the parties are unable to agree on such number after cooperating in good-faith for at least 45 days (including by requesting any underwriter of the offering to provide information that may be useful in determining such number), then the parties agree that such number shall be resolved in accordance with Section 10.12.

     Section 7.17 Directors’ and Officers’ Insurance. For a period of six years following the Acceptance Time, MetLife shall provide coverage under a policy of officers’ and directors’ liability insurance for the benefit of the RGA Indemnified Parties, and all other individual insureds of RGA and its Subsidiaries, who are covered by the current liability insurance policy provided by MetLife on the date hereof covering the current and former officers and directors of RGA and its Subsidiaries (the “Covered Persons”), with respect to claims against such Covered Persons arising from facts or events occurring on or prior to the Acceptance Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“D&O Insurance”), which insurance shall contain terms and conditions (including as to type of coverage, amount of coverage, and the amount of deductibility borne by RGA and any Covered Person) no less advantageous to the Covered Persons as the directors’ and officers’ liability insurance coverage provided by MetLife to the officers and directors of MetLife (as such policy may be in effect from time to time); provided that MetLife shall promptly notify RGA in the event the terms and conditions become materially less favorable than those contained in the current policy. Nothing in this Agreement shall require MetLife to provide D&O Insurance to the Covered Persons on terms or conditions that are more advantageous to the Covered Persons than the terms and conditions provided to the officers and directors of MetLife, as such terms and conditions may be in effect from time to time. Each of the parties agrees to reasonably cooperate with each other with respect to complying with this Section 7.17 and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable with respect to any claims by any Covered Persons that are or may be covered by the D&O Insurance, including MetLife instructing its insurance broker upon request by RGA to provide information to RGA concerning the remaining limits of liability under the D&O Insurance.
     Section 7.18 Amendments Regarding Recently Acquired Stock. In the event that (a) the consummation of the Recapitalization and the Split-Off has not occurred on or prior to November 11, 2008, (b) RGA has agreed to irrevocably waive the condition in clause III.(f) of Annex B and (c) the Supplemental IRS Ruling One has been obtained but provides that the Recently Acquired Stock shall be exchanged for RGA Class B Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares, then the parties agree to amend this Agreement, the Annexes, the Schedules and Exhibits as appropriate on or prior to such date so that in the Recapitalization, each share of Recently Acquired Stock shall be exchanged for one share of RGA Class B Common Stock instead of one share of RGA Class A Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares.
     Section 7.19 Notice Regarding Section 382 Shareholder Rights Plan. In the event that any director or executive officer of RGA has actual knowledge that a Person or group qualifies as or otherwise becomes an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan, on or prior to the End Date, RGA shall promptly notify MetLife of such fact or event. The parties acknowledge and agree no party is making any representation, warranty, covenant or agreement with respect to (a) the occurrence of a Distribution Date (as defined in the Section 382 Shareholder Rights Plan), (b) the separation or exercise of the Rights (as defined in the Section 382 Shareholder Rights Plan), (c) the issuance of any shares of capital stock of RGA pursuant to the Section 382 Shareholder Rights Plan, (d) any action or inaction by RGA or its Board of Directors pursuant to the Section 382 Shareholder Rights Plan or (d) any other operation of the Section 382 Shareholder Rights Plan, in each cases (a), (b), (c) and (d), solely to the extent that any of the foregoing occurs prior to the Acceptance Time.
     Section 7.20 General American Name. RGA will endeavor to change the name of its Subsidiary, General American Argentina Seguros de Vida, S.A., prior to the Acceptance Time so that it no longer includes the name “General American” after the Acceptance Time; provided that, in removing such name, RGA has no obligation to incur time, effort or expense believed, in its judgment, to be unjustified.
ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
     Section 8.1 Survival. Except as otherwise contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement, or in any certificate, document or other instrument delivered in connection with this Agreement, shall survive the consummation of the Transactions.
     Section 8.2 Indemnification by RGA. RGA shall indemnify, defend and hold harmless MetLife and its Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MetLife Indemnified Parties”) from and against:
     (a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of RGA contained in this Agreement or in any certificate delivered pursuant to this Agreement;
     (b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by RGA contained in this Agreement or in any certificate delivered pursuant to this Agreement;
     (c) any and all Losses to the extent arising out of, attributable to or resulting from any statements or omissions in any RGA Indemnified Document, based on information furnished by or on behalf of RGA, its Subsidiaries or its Affiliates, or any of their Representatives for inclusion in such RGA Indemnified Document, or relating to RGA, its Subsidiaries or its Affiliates for inclusion in such RGA Indemnified Document; and
     (d) any Section 355 Taxes (other than de minimis Section 355 Taxes) which result solely from any breach of, or inaccuracy in, any representation, covenant or obligation of RGA under this Agreement or in the RGA Tax Certificate (any such Section 355 Taxes, “RGA Section 355 Taxes”); provided that RGA Section 355 Taxes shall not include, and RGA shall not be so liable or responsible for, (i) any Section 355 Taxes resulting solely from a Conversion that occurs after the earlier of the completion of the Divestiture and 24 months following the Closing Date; provided, further, that, notwithstanding the foregoing, RGA Section 355 Taxes shall include, and RGA shall be liable and responsible for, any Section 355 Taxes resulting from a Conversion (including a Conversion taken alone or in combination with any other breach of, or inaccuracy in, any representation, covenant or obligation of RGA under this Agreement or in the RGA Tax Certificate) if and only if prior to such Conversion, (A) the IRS has revoked the IRS Ruling or otherwise modified it such that, as a result of such revocation or modification, a Conversion would reasonably be expected to result in MetLife incurring Section 355 Taxes (excluding any de minimis Section 355 Taxes) or (B) there is (I) an amendment to the Code or the Treasury Regulations promulgated thereunder or (II) an issuance by the IRS of a revenue ruling, notice or announcement such that, as a result of such amendment or issuance, a Conversion would reasonably be expected to result in MetLife incurring Section 355 Taxes (excluding any de minimis Section 355 Taxes) (it being understood that, if any of the events described in subclauses (A) or (B) above occurs, MetLife will use its reasonable best efforts to defend, uphold and preserve the validity of the IRS Ruling in its entirety and the qualification of the Split-Off, the Additional Divestiture Transactions and the other Transactions, as applicable, under Section 355 of the Code), (ii) any Section 355 Taxes resulting from the application of Section 355(e) of the Code other than such Section 355 Taxes resulting, in whole or in part, from (A) the issuance or issuances by RGA of RGA Common Stock (excluding issuances pursuant to shareholder-approved equity compensation plans as compensation for services and/or pursuant to the exercise of compensatory stock options) and (B) the repurchase or redemption by RGA of RGA Common Stock that, in the case of (A) and (B) in the aggregate, during the period beginning two years before the Closing Date and ending on the second anniversary of the End Date, exceed the RGA Threshold (as defined and set forth in Section 8.2(d)(ii) of the RGA Disclosure Schedule), and (iii) in all other cases, any Section 355 Taxes resulting from any action or omission expressly provided for by the IRS Ruling or any Supplemental IRS Ruling. Notwithstanding anything to the contrary in this Agreement, this Section 8.2(d) is the sole and exclusive remedy of the MetLife Indemnified Parties for any Taxes, or Tax related Losses, under this Agreement.
     Section 8.3 Indemnification by MetLife. MetLife shall indemnify, defend and hold harmless RGA and its Subsidiaries, Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RGA Indemnified Parties”) from and against:
     (a) any and all Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty of MetLife contained in this Agreement or in any certificate delivered pursuant to this Agreement;
     (b) any and all Losses to the extent arising out of, attributable to or resulting from any breach of any covenant or agreement to be performed by MetLife contained in this Agreement or in any certificate delivered pursuant to this Agreement;
     (c) any and all Losses to the extent arising out of, attributable to or resulting from any statements or omissions in any MetLife Indemnified Document, based on information furnished by or on behalf of MetLife, its Subsidiaries or its Affiliates, or any of their Representatives for inclusion in any such MetLife Indemnified Document, or relating to MetLife, its Subsidiaries or its Affiliates for inclusion in the MetLife Indemnified Document;
     (d) any and all Section 355 Taxes other than RGA Section 355 Taxes. Notwithstanding anything to the contrary in this Agreement this Section 8.3(d) is the sole and exclusive remedy of the RGA Indemnified Parties for any Taxes, or Tax related Losses, under this Agreement.

     Section 8.4 Notice; Procedure for Third-Party Claims.
     (a) Any Person entitled to indemnification under this Agreement (an “Indemnified Party”) may seek indemnification for any Loss or potential Loss by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying (i) the representation, warranty, covenant or other agreement that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article VIII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party as soon as practicable after the Indemnified Party first receives notice of the potential claim; provided that any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party shall not affect the Indemnified Party’s right to seek indemnification pursuant to this Article VIII except and only to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party has been materially prejudiced as a result of such delay.
     (b) In the case of any claim asserted by a Person that is not a party to this Agreement against an Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third-Party Claim and any litigation or proceeding resulting therefrom; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third-Party Claim, shall consent to entry of any judgment or enter into any settlement. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third-Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to impair the ability of MetLife, RGA or their respective Affiliates to conduct their businesses or impair their respective reputations or business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, MetLife and RGA shall reasonably cooperate in the defense of any Third-Party Claim subject to this Article VIII, and the records of each shall be made reasonably available to the other with respect to such defense, subject to reasonable restrictions for classified, privileged or confidential information and consistent with applicable Law and in accordance with the procedures established by such party.

     (c) The provisions of this Section 8.4 shall not apply to Taxes, which shall be governed by Section 8.5.
     Section 8.5 Tax Contests.
     (a) MetLife and RGA shall promptly notify one another in writing within ten Business Days of receiving any written notice from a taxing authority (including the IRS) with respect to any pending or threatened audit or inquiry or any administrative or judicial appeal or other proceeding regarding Section 355 Taxes (a “Section 355-Related Proceeding”). Such notice shall include a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received from the taxing authority. The failure of a party to timely provide such notification in accordance with the immediately preceding sentence shall not relieve the other party of its obligations under Sections 8.2(d) or 8.3(d), as the case may be, or to pay Section 355 Taxes, except to the extent that such failure materially prejudices the ability of such other party to contest such liability for Section 355 Taxes or increases the amount of the other party’s obligations under Sections 8.2(d) or 8.3(d), as the case may be, for Section 355 Taxes.
     (b) MetLife shall, in its sole discretion, control and direct the conduct of any Section 355-Related Proceeding; provided, however, that, in the event that any Section 355-Related Proceeding could potentially result in RGA Section 355 Taxes, (i) MetLife shall consult with RGA reasonably in advance of taking any significant action in connection with any such proceeding, (ii) MetLife shall consult with RGA and offer RGA a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (iii) RGA shall be entitled to receive on a timely basis copies of any written materials relating to such proceeding sent to or received from the relevant taxing authority, have its representatives attend all discussions, meetings and teleconferences and otherwise participate in the Section 355-Related Proceeding on a reasonable basis, (iv) MetLife shall defend such proceeding diligently and in good faith as if it were the only party in interest in connection with such proceeding, (v) MetLife shall not settle, compromise or abandon any such proceeding that could potentially result in RGA Section 355 Taxes without obtaining the prior written consent of RGA, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that MetLife shall not settle, compromise or abandon any such proceeding with a taxing authority in exchange for, or in connection with, a settlement on an issue or issues unrelated to Section 355 Taxes that would reasonably be expected to result in RGA Section 355 Taxes and (vi) if RGA acknowledges in writing its agreement that it will be liable and indemnify MetLife for such RGA Section 355 Taxes and provides evidence (reasonably satisfactory to MetLife) demonstrating its ability to pay such RGA Section 355 Taxes, MetLife shall afford RGA the opportunity to control the contest of such Section 355-Related Proceeding, at its own expense, in such manner as RGA shall reasonably direct, and RGA shall provide MetLife the opportunity to review and comment upon any materials produced by RGA pursuant to such contest prior to their submission and shall permit MetLife to participate in any meetings or proceedings in connection therewith.
     Section 8.6 Contribution. If the indemnification provided for in this Article VIII shall for any reason be unavailable or insufficient to hold harmless any MetLife Indemnified Party, any RGA Indemnified Party or any Indemnified Party under Section 8.2, 8.3 or 8.4 in respect of any Losses, or any Action in respect thereof, referred to therein, other than to the extent that such indemnification is unavailable or insufficient due to a failure to provide prompt notice in accordance with Section 8.4(a), then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or Action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of RGA, on the one hand, and MetLife, on the other hand, with respect to the misrepresentation or breach or statements or omissions or alleged misrepresentation or alleged breach or alleged statements or alleged omissions that resulted in such Losses, or Action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the misrepresentation or breach or statement or omission relates to information supplied by RGA or MetLife, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. RGA and MetLife agree that it would not be just and equitable if the amount of contributions pursuant to this Section 8.6 were to be determined by pro rata allocation or by any other method of allocation, which does not take into account the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this Section 8.6 shall be deemed to include, for purposes of this Section 8.6 any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The foregoing shall not apply to indemnification with respect to Taxes which shall be governed solely by Section 8.2(d) and Section 8.3(d).
     Section 8.7 Remedies Not Exclusive.
     (a) Except for the indemnification obligations set forth in Section 8.2(d) and Section 8.3(d), the remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnified Party of any and all other rights or the seeking of any and all other remedies against the Indemnifying Party; provided that no Person may recover more than once for a Loss it has incurred.
     (b) Without limiting the rights under Section 10.13 and Section 8.5, the parties agree that the indemnification obligations set forth in Section 8.2(d) and Section 8.3(d) shall be the sole and exclusive remedies of the parties for any Taxes or Tax-related Losses under this Agreement.
     Section 8.8 Limitations on Indemnifiable Losses. Notwithstanding anything to the contrary in this Agreement or at law or in equity, no Indemnified Party will, in any event, be entitled to indemnification or contribution from an Indemnifying Party for Losses or Taxes arising out of, attributable to or resulting from, any incidental, indirect, consequential, special, exemplary or punitive damages (including damages for loss of business profits, loss of data, loss of use or business interruption) however caused, under any theory of liability, including in contract or in tort, arising in any way under this Agreement (other than in the case of fraud, bad faith or willful misconduct or in the case of any such Losses payable to third parties, including any Governmental Authority or shareholder).

     Section 8.9 Subrogation and Insurance.
     (a) In the event of payment by an Indemnifying Party to any indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such indemnitee as to any events or circumstances in respect of which such indemnitee may have any right or claim relating to such Third-Party Claim. Such indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
     (b) Each Indemnified Party shall use reasonable best efforts to recover all losses, costs, damages and expenses from the insurers of such Indemnified Party under applicable insurance policies so as to reduce the amount of Losses hereunder; provided that actual recovery of any insurance shall not be a condition to the applicable Indemnifying Party’s obligation to make indemnification payments to such Indemnified Party in accordance with the terms of this Agreement. For purposes of this Agreement, Losses shall be calculated after giving effect to any amounts recovered under insurance policies with respect to such Losses, net of any costs to recover such amounts. If the Indemnified Party or any of its Affiliates receives any amounts under applicable insurance policies for such Losses after an indemnification payment by the Indemnifying Party has been made for such Losses, then the Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment in an amount equal to the amount so received or realized by the Indemnified Party or its Affiliates with respect to any such indemnification payment.
     Section 8.10 Excluded Representations. Notwithstanding any other provision of this Agreement, neither MetLife nor RGA (nor any respective MetLife Indemnified Parties or RGA Indemnified Parties) shall have any Action, claim or right against the other in respect of any Losses to the extent arising out of, attributable to or resulting from any breach or inaccuracy of an Excluded Representation, except to the extent that such Losses arise from any Third-Party Claim by a Person (other than the parties to this Agreement) in connection with the offer or sale of any RGA Class A Common Stock or RGA Class B Common Stock in the Recapitalization, the Split-Off or any Additional Divestiture Transaction, including to the extent resulting from the actual or alleged inadequate disclosure in the RGA Disclosure Documents or the MetLife Disclosure Documents.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated and the Split-Off may be abandoned at any time prior to the Acceptance Time:
     (a) by mutual written consent of MetLife and RGA;
     (b) by either MetLife or RGA:
     (i) if the Recapitalization and the Split-Off shall not have been consummated on or prior to December 31, 2009 (the “Termination Date”);

provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the Recapitalization or Split-Off not being consummated on or prior to the Termination Date; (B) if, following receipt of the Required Consents and the advice by the SEC that it has no further comments on the Form S-4 (such that the Form S-4 would become effective upon request to the SEC), there shall not be at least four complete Window Periods until the Termination Date, then the Termination Date shall be extended automatically until the end of the fourth complete Window Period following receipt of the Required Consents and the advice by the SEC that it has no further comments on the Form S-4 (such that the Form S-4 would become effective upon request to the SEC); and (C) if all of the conditions set forth in Annex A shall have been satisfied or waived (or with respect to clauses II.(c) or III.(c) of Annex A, are ready and able to be satisfied), and MetLife or RGA shall have exercised the MetLife Blackout Right or the RGA Blackout Right, respectively, in such a manner as to prevent the Offer from being commenced and completed within any Window Period after such satisfaction or waiver, then the Termination Date shall automatically be extended so that it includes one additional complete Window Period after the previously scheduled Termination Date;
     (ii) if a Restraint prohibiting the Recapitalization or the Split-Off shall have become final and nonappealable;
     (iii) if the RGA Shareholder Approval shall not have been obtained upon the completion of the RGA Shareholders Meeting (including any adjournment thereof);
     (iv) if the Offer shall have expired or been terminated in accordance with the terms of this Agreement without MetLife having accepted for purchase any shares of MetLife Common Stock pursuant to the Offer, other than due to a breach of this Agreement by the terminating party; or
     (v) if any Person or group qualifies as or otherwise becomes an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan.
     (c) by MetLife, if RGA has breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses II.(a) or II.(b) of Annex B or would result in any events set forth in clause (g) or (h) of Annex C to occur and (ii) is not cured, or cannot be cured, by RGA within 30 calendar days following receipt of written notice of such breach or failure to perform from MetLife (or if the Termination Date is less than 30 calendar days from notice by MetLife, is not cured, or cannot be cured, by RGA by the Termination Date);
     (d) by RGA, if MetLife has breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform (i) would result in the failure of the conditions set forth in clauses III.(a) or III.(b) of Annex B or would result in any of the MetLife Excluded Representations from being true and correct in all material respects and (ii) is not cured, or cannot be cured, by MetLife within 30 calendar days following receipt of written notice of such breach or failure to perform from RGA (or if the Termination Date is less than 30 calendar days from notice by RGA, is not cured, or cannot be cured, by MetLife by the Termination Date);
     (e) by MetLife, immediately prior to MetLife’s execution of a binding written agreement providing for a transaction that constitutes a MetLife Superior Proposal; provided that MetLife shall have provided RGA with at least three Business Days’ prior written notice of such termination and a complete copy of such agreement; or
     (f) immediately after the expiration of the Offer, unless waived by RGA, if MetLife shall not have, prior to the Acceptance Time, furnished RGA with a certificate dated and effective as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the MetLife Excluded Representations shall be true and correct in all material respects as of the date of this Agreement and at the Acceptance Time as though made as of the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date).
     Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice of such termination shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than any and all obligations of MetLife to pay or reimburse RGA pursuant to the last sentence of Section 7.5(a) or pursuant to Section 7.5(d) (relating to the period prior to the date of termination of this Agreement), Section 7.8, Section 7.10, Section 7.15(k) and Articles VIII, IX and X, all of which shall survive termination of this Agreement in accordance with its terms), and there shall be no liability or other obligation on the part of MetLife or RGA or their respective Subsidiaries, or its or their respective Affiliates, stockholders or shareholders, controlling persons or Representatives, except nothing shall relieve MetLife or RGA from (a) their respective liabilities or other obligations set forth in Section 7.8, Section 7.10, Section 7.15(k) and Articles VIII, IX and X, (b) liability for any willful and material breach by such party of its covenants under this Agreement to be performed prior to the Acceptance Time or (c) MetLife’s obligation to pay or reimburse RGA pursuant to the last sentence of Section 7.5(a) or pursuant to Section 7.5(d).
ARTICLE X
MISCELLANEOUS
     Section 10.1 Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement (it being understood that the RGA Tax Certificate is also being delivered for the benefit of MetLife for purposes of Section 8.2(d)).

     Section 10.2 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 10.2; provided that receipt of copies of such counterparts is confirmed.
     Section 10.3 Expenses.
     (a) Except as otherwise expressly set forth in this Agreement and subject to any reimbursement obligation in Section 10.3(b), whether the Transactions are consummated or not, all legal and other costs and expenses to the extent incurred in connection with, arising out of, or relating to this Agreement, including the Recapitalization and the Divestiture, shall be paid by the party incurring such costs and expenses; provided that:
     (i) the fees and expenses of printing and mailing associated with the Recapitalization shall be borne by RGA;
     (ii) the fees and expenses of printing and mailing associated with the Offer, the Split-Off and any Additional Divestiture Transaction shall be borne by MetLife;
     (iii) the filing and other fees paid to the SEC in connection with the Form S-4 shall be borne equally by the parties; and
     (iv) each party shall pay its own fees and expenses associated with the HSR Act.
     (b) Regardless of whether or not any of the Transactions are completed, MetLife shall promptly reimburse and pay to RGA all out-of-pocket and reasonably documented fees and expenses of RGA, the RGA Board of Directors and the RGA Special Committee, to the extent incurred in connection with, arising out of, or relating to the Transactions, including the fees and expenses incurred in negotiating and preparing this Agreement and the other documents relating to the Transactions, including fees and expenses of legal and financial advisors to RGA and the RGA Board of Directors and the RGA Special Committee (the “RGA Reimbursable Expenses”), from time to time upon request; provided, that, if and only if the Transactions are completed, the amount of RGA Reimbursable Expenses shall equal the maximum amounts permitted to be reimbursed under the IRS Ruling (as modified or amended by any Supplemental IRS Ruling, including Supplemental IRS Ruling Two).
     Section 10.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

To MetLife:
MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, New York 11101
Attention: James L. Lipscomb, Esq. and Richard S. Collins, Esq.
Facsimile: (212) 252-7288 and (212) 251-1538
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Adam O. Emmerich, Esq.
Facsimile: (212) 403-2000
To RGA:
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
Attention: James E. Sherman, Esq.
Facsimile: (636) 736-7886
with a copy to (which shall not constitute notice):
Bryan Cave LLP
One Metropolitan Square
211 North Broadway
Suite 3600
St. Louis, Missouri 63102
Attention: R. Randall Wang, Esq.
Facsimile: (314) 552-8149
and
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Matthew A. Rosen, Esq. and Dean S. Shulman, Esq.
Facsimile: (212) 735-2000
or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5 P.M., local time, in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 10.5 Waivers. No failure or delay by MetLife or RGA in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 10.6 Amendments. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the RGA Shareholder Approval, by written agreement of the parties; provided, however, that following the receipt of the RGA Shareholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the RGA Shareholders without such approval. No amendment to or modification of any provision of this Agreement shall be binding upon any party unless in writing and signed by all parties.
     Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.7 shall be null and void.
     Section 10.8 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
     Section 10.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns; provided that the parties to this Agreement expressly intend Article VIII relating to Indemnified Parties, and Section 7.15(l) (as to Article VII of the 2003 Registration Rights Agreement) and Section 7.17 to confer a benefit upon and be enforceable by Indemnified Parties, those persons indemnified pursuant to Article VII of the 2003 Registration Rights Agreement, and Covered Persons, as applicable, as third-party beneficiaries of this Agreement.
     Section 10.10 Annexes, Exhibits and Schedules . The Annexes, Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     Section 10.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF

LAWS; PROVIDED THAT THE FIDUCIARY DUTIES OF THE RGA SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF RGA, AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF RGA, INCLUDING THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED RGA ARTICLES OF INCORPORATION, THE AMENDED AND RESTATED RGA BYLAWS AND THE RECAPITALIZATION, AND OTHER MATTERS GOVERNED BY THE MGBCL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MISSOURI.
     Section 10.12 Consent to Jurisdiction; Waiver of Jury Trial.
     (a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 10.4 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 10.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     (b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
     Section 10.13 Specific Performance.
     (a) Except as otherwise provided in Section 10.13(b), the parties agree that irreparable and unquantifiable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, if for any reason MetLife or RGA shall have failed to perform its obligations under this Agreement, the breaching party shall not object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law, and the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at Law or in equity. If, notwithstanding the preceding sentence, a court shall require that the non-breaching party prove that such non-breaching party is entitled to specific performance, injunctive or other equitable relief for a breach or non-performance of this Agreement by the other party, the parties agree that a party’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to a party’s entitlement to such relief.
     (b) Section 10.13(a) shall not apply with respect to the Section 382 Shareholder Rights Plan, with MetLife agreeing that neither specific performance nor any other equitable remedies shall be available to MetLife with respect to the occurrence of a Distribution Date, the separation or exercise of the Rights, the issuance of any shares of capital stock of RGA pursuant such plan, any action or inaction by RGA or its Board of Directors pursuant to such plan, or any other operation of such plan (in each case, as such terms are defined in such plan); provided that nothing in this Section 10.13(b) shall limit, reduce or otherwise modify MetLife’s right to seek indemnification for any breach of RGA’s representations and warranties under Section 5.5(a) as a result of the foregoing, including any indemnification under Section 8.2(d).
     Section 10.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Recapitalization is conditioned upon and is not severable from the Split-Off, and the consummation of the Split-Off is conditioned upon and is not severable from the Recapitalization. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[Remainder of page left intentionally blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

METLIFE, INC.
By:	/s/ William J. Wheeler
	Name:	William J. Wheeler
	Title:	Executive Vice President and Chief Financial Officer

REINSURANCE GROUP OF AMERICA, INCORPORATED
By:	/s/ Jack B. Lay
	Name:	Jack B. Lay
	Title:	Senior Executive Vice President and Chief Financial Officer

ANNEX A
CONDITIONS TO COMMENCEMENT OF THE OFFER
I. Conditions Waivable Only by Both Parties
     Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by both MetLife and RGA):
     (a) IRS Ruling. There shall be no change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or applicable Law that could reasonably be expected to cause MetLife or its Subsidiaries to incur any Section 355 Taxes (other than any de minimis Section 355 Taxes) or other Section 355 Tax-related liability as a result of the Recapitalization, the Split-Off, any Additional Divestiture Transaction or the Conversion, and there shall be no other change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or applicable Law that could reasonably be expected to adversely affect MetLife. There shall be no change in, revocation of, or amendment to the IRS Ruling, any Supplemental IRS Ruling or the applicable Law that could reasonably be expected to impose a limitation on the ability of RGA or any of its Subsidiaries to utilize its, or their, net operating losses (other than any de minimis net operating loss) as a result of the Recapitalization, the Split-Off or any Additional Divestiture Transaction, and there shall be no other change in, revocation of, or amendment to such ruling or the applicable law that could reasonably be expected to adversely affect RGA or any of its Subsidiaries.
     (b) Form S-4. The Form S-4 relating to the Split-Off shall have been declared effective, or the SEC staff shall have advised that it has no further comments on the Form S-4 relating to the Split-Off such that such Form S-4 shall become effective upon request to the SEC, and such Form S-4 shall not have become subject to a stop order or proceeding seeking a stop order;
     (c) No Illegality or Injunctions. There shall not be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Split-Off or the Recapitalization; and
     (d) Governmental Action. There shall not be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Split-Off or the Recapitalization
     (e) Acquiring Person under Section 382 Shareholder Rights Plan. No Person or group shall have qualified as or otherwise become an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan.

Annex A-1

II. Conditions Waivable by MetLife
     Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by MetLife):
     (a) Representations and Warranties. (i) The representations and warranties of RGA set forth in Section 5.5(a) of the Agreement shall be true and correct (except for any de minimis inaccuracy); and (ii) the other representations and warranties of RGA set forth in the Agreement shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of the Agreement and as of the Commencement Date as though made on the Commencement Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);
     (b) Covenants. RGA shall have performed in all material respects its obligations, agreements or covenants required to be performed by it on or prior to the Commencement Date under the Agreement;
     (c) Officer’s Certificate. RGA shall have furnished MetLife with a certificate dated as of the Commencement Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses II.(a) and II.(b) of this Annex A shall have been satisfied.
III. Conditions Waivable by RGA
     Notwithstanding any other provisions of the Agreement, MetLife shall not commence the Offer pursuant to Article III of the Agreement unless each of the following conditions shall be satisfied (or waived by RGA):
     (a) Representations and Warranties. (i) The representations and warranties of MetLife set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Commencement Date as though made on the Commencement Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);
     (b) Covenants. MetLife shall have performed in all material respects its obligations, agreements or covenants required to be performed by it on or prior to the Commencement Date under the Agreement;
     (c) Officer’s Certificate. MetLife shall have furnished RGA with a certificate dated as of the Commencement Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses III.(a) and III.(b) of this Annex A shall have been satisfied; and
     (d) Retention of Recently Acquired Stock. In case the Offer would not expire on or prior to November 10, 2008 (with the Acceptance Time no more than one Business Day thereafter), MetLife and/or RGA shall have received Supplemental IRS Ruling One substantially to the effect that each share of Recently Acquired Stock shall be reclassified

Annex A-2

into one share of RGA Class A Common Stock in the Recapitalization and that such shares of RGA Class A Common Stock shall not be part of the Exchange Shares.
     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.

Annex A-3

ANNEX B
CONDITIONS TO COMPLETING THE RECAPITALIZATION
I. Conditions Waivable Only by Both Parties
     The respective obligations of MetLife and RGA to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by both MetLife and RGA of the following conditions:
     (a) RGA Shareholder Approval. The RGA Shareholder Approval shall have been obtained;
     (b) Successful Split-Off. All of the Split-Off Conditions, other than the condition set forth in clause (d) of Annex C, shall have been satisfied or waived, and MetLife shall have irrevocably agreed with RGA that it will accept the shares of MetLife Common Stock tendered and not withdrawn in the Offer effective immediately following the completion of the Recapitalization;
     (c) Minimum Condition. The Minimum Condition shall have been satisfied;
     (d) No Illegality or Injunctions. There shall not be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Recapitalization or the Split-Off;
     (e) Governmental Action. There shall not be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Recapitalization or the Split-Off;
     (f) IRS Ruling. The condition set forth in clause I.(a) of Annex A shall continue to have been satisfied;
     (g) Form S-4. The Form S-4 relating to both the Recapitalization and the Split-Off shall have been declared effective by the SEC, and such Form S-4 shall not have become subject to a stop order or proceeding seeking a stop order;
     (h) NYSE Listing. Both the shares of RGA Class A Common Stock to be issued in the Recapitalization and RGA Class B Common Stock to be distributed in the Split-Off shall have been authorized for listing on the NYSE, subject to official notice of issuance, and the Form 8-A(s) shall have been filed with the SEC and become effective; and
     (i) Consents and Approvals. The Required Consents shall have been obtained.

Annex B-1

     (j) Acquiring Person under Section 382 Shareholder Rights Plan. No Person or group shall have qualified as or otherwise become an Acquiring Person, as defined under the Section 382 Shareholder Rights Plan..
II. Conditions Waivable by MetLife
     The obligations of MetLife to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by MetLife of the following conditions:
     (a) Representations and Warranties. (i) The representations and warranties of RGA set forth in Section 5.5(a) of the Agreement shall be true and correct (except for any de minimis inaccuracy); and (ii) the other representations and warranties of RGA set forth in the Agreement (other than the RGA Excluded Representations) shall be true and correct in all material respects, in each of cases (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);
     (b) Covenants. RGA shall have performed in all material respects its obligations, agreements and covenants required to be performed by it prior to the Closing Date under the Agreement;
     (c) Officer’s Certificate. RGA shall have furnished MetLife with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses II.(a) and II.(b) of this Annex B shall have been satisfied;
     (d) Comfort Letter. Deloitte & Touche shall have furnished to MetLife its letters, addressed to the Board of Directors of MetLife, in form and substance reasonably satisfactory to MetLife, containing statements and information of the type customarily included in accountants’ initial and bring-down “comfort letters” to underwriters with respect to the financial statements and certain financial information of RGA contained and incorporated by reference in the Form S-4;
     (e) Legal Opinion. MetLife shall have received legal opinions from internal and outside counsel to RGA, substantially in the forms attached to the RGA Disclosure Schedule; and
     (f) Supplemental IRS Ruling. If the Agreement shall have been amended pursuant to Section 7.18 of the Agreement, then MetLife and/or RGA shall have received a Supplemental IRS Ruling substantially to the effect that the Recently Acquired Stock shall be exchanged for RGA Class B Common Stock and such shares of RGA Class B Common Stock shall be part of the Exchange Shares.

Annex B-2

III. Conditions Waivable by RGA
     The obligations of RGA to effect the Recapitalization under the Agreement are subject to the satisfaction or, to the extent permitted under applicable Law, waiver by RGA of the following conditions:
     (a) Representations and Warranties. The representations and warranties of MetLife set forth in the Agreement (other than the MetLife Excluded Representations) shall be true and correct in all material respects, as of the date of the Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);
     (b) Covenants. MetLife shall have performed in all material respects its obligations, agreements and covenants required to be performed by it prior to the Closing Date under the Agreement;
     (c) Officer’s Certificate. MetLife shall have furnished RGA with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses III.(a) and III.(b) of this Annex B shall have been satisfied;
     (d) Comfort Letter. Deloitte & Touche shall have furnished to RGA its letters, addressed to the Board of Directors of RGA, in form and substance reasonably satisfactory to RGA, containing statements and information of the type customarily included in accountants’ initial and bring-down “comfort letters” to underwriters with respect to the financial statements and certain financial information of MetLife contained and incorporated by reference in the Form S-4;
     (e) Legal Opinion. RGA shall have received legal opinions from internal and outside counsel to MetLife, substantially in the forms attached to the MetLife Disclosure Schedule;
     (f) Retention of Recently Acquired Stock. In case the Offer would not expire on or prior to November 10, 2008 (with the Acceptance Time no more than one Business Day thereafter), MetLife and/or RGA shall have received Supplemental IRS Ruling One substantially to the effect that each share of Recently Acquired Stock shall be reclassified into one share of RGA Class A Common Stock in the Recapitalization and that such shares of RGA Class A Common Stock shall not be part of the Exchange Shares; and
     (g) Resignation of MetLife Designees to RGA Board. RGA shall have received the resignation of Steven A. Kandarian, Georgette A. Piligian and Joseph A. Reali as directors of RGA, effective as of the Acceptance Time.
     The capitalized terms used in this Annex B shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex B is annexed.

Annex B-3

ANNEX C
CONDITIONS TO COMPLETING THE SPLIT-OFF
     Notwithstanding any other provisions of the Agreement, MetLife shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of MetLife Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Time shares of MetLife Common Stock at least equal to the Minimum Condition; (ii) any waiting period (and any extension thereof) applicable to the Split-Off or the Recapitalization under the HSR Act shall not have been terminated or expired prior to the Expiration Time; or (iii) at any time on or after the date of this Agreement and prior to the Acceptance Time, any of the following events shall occur and continue to exist:
     (a) No Illegality or Injunctions. There shall be any temporary, preliminary or permanent Restraints in effect preventing or prohibiting the Recapitalization, the Split-Off or, if there shall be any Excess Shares, any Additional Divestiture Transaction;
     (b) Governmental Action. There shall be instituted or pending any material Action by any Governmental Authority seeking to restrain or prohibit the Recapitalization, the Split-Off or, if there shall be any Excess Shares, any Additional Divestiture Transaction;
     (c) IRS Ruling and Tax Opinion. (i) The condition set forth in clause I.(a) of Annex A shall not continue to have been satisfied and (ii) counsel to MetLife shall not have issued the Tax Opinion in form and substance reasonably satisfactory to MetLife (which opinion RGA shall have had the opportunity to review, but not approve);
     (d) Recapitalization. The Recapitalization shall not have occurred;
     (e) Form S-4. The Form S-4 relating to the Split-Off shall not have been declared effective by the SEC or such Form S-4 shall have become subject to a stop order or proceeding seeking a stop order;
     (f) NYSE Listing. The shares of RGA Class B Common Stock to be distributed in the Split-Off shall not have been authorized for listing on the NYSE, subject to official notice of issuance;
     (g) Representations and Warranties. (i) The representations and warranties of RGA set forth in the Agreement shall not be true and correct in all material respects, as of the date of the Agreement and as of the Acceptance Time as though made at the Acceptance Time (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date);
     (h) Covenants. RGA shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement;

Annex C-1

     (i) Officer’s Certificate. RGA shall not have furnished MetLife with a certificate dated as of the Acceptance Time signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in items (g) and (h) of this Annex C shall not have occurred and continue to exist; or
     (j) Consents and Approvals. The Required Consents shall not have been obtained.
     The foregoing conditions are for the benefit of MetLife, may be asserted by MetLife regardless of the circumstances giving rise to any such conditions and may be waived by MetLife in whole or in part at any time and from time to time, in each case, subject to the terms of the Agreement. The failure by MetLife at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
     The capitalized terms used in this Annex C shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Agreement” shall be deemed to refer to the agreement to which this Annex C is annexed.

Annex C-2